UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.       )
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Quad/Graphics, Inc.
(Name of Registrant as Specified In Its Charter)

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QUAD/GRAPHICS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Time and Date:
Monday, May 23, 2022 at 10:00 a.m. Central Time
Place:
Quad/Graphics, Inc., N61 W23044 Harry’s Way, Sussex, Wisconsin 53089. However, we will provide webcast and telephone access to our 2022 Annual Meeting of Shareholders.
We strongly encourage our shareholders to access the Annual Meeting via webcast or telephone, rather than attending the meeting in person.
The 2022 Annual Meeting will only cover the necessary business items, and there will be no shareholder presentation and no question and answer session.
Matters to be Voted On:
1.To elect all nine director nominees to serve for a one-year term and until their successors are duly elected and qualified; and
2.To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Who Can Vote:
Holders of Quad/Graphics, Inc. class A and class B common stock at the close of business on March 17, 2022.
We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials (i.e., proxy statement, 2021 annual report to shareholders and proxy card) over the internet. On or about April 13, 2022, we will commence mailing to the holders of our class A common stock entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”). We believe this process will expedite the receipt of proxy materials by our shareholders, ensure that proxy materials remain easily accessible to our shareholders, lower costs and reduce the environmental impact of our Annual Meeting.
The Notice contains clear instructions on how holders of our class A common stock can access our proxy materials and how such holders can vote at our 2022 Annual Meeting of Shareholders. In addition, the Notice contains instructions on how to obtain printed proxy materials.
Holders of our class B common stock will continue to receive hard copies of our proxy materials, and we will commence mailing on or about April 13, 2022.
Your vote is very important to us, regardless of how many shares you own. Please complete, date and sign the proxy card and submit the proxy card via the internet, by telephone, or by mail in accordance with the instructions provided on the proxy card. Please note that shareholders will not be able to vote or revoke a proxy through the live webcast or telephone access, nor participate actively. Therefore, to ensure that every vote is counted at the 2022 Annual Meeting, we encourage you to vote as instructed in the Notice and/or proxy card, via the internet, by telephone or by mailing back the proxy card received from us or from your broker, bank or other provider.

By Order of the Board of Directors
Jennifer J. Kent
Executive Vice President,
Chief People & Legal Officer and Secretary
April 13, 2022
Important notice regarding the availability of proxy materials for the shareholders’ meeting to be held on May 23, 2022: The proxy statement and 2021 Annual Report to Shareholders are available at: http://quad.com/investors.

QUAD/GRAPHICS, INC.
N61 W23044 Harry’s Way
Sussex, Wisconsin 53089

SUMMARY
of
PROXY STATEMENT

This summary highlights certain information that is described in more detail elsewhere in this proxy statement. This summary does not contain all the information you should consider before voting on the matters at the 2022 Annual Meeting of the shareholders of Quad/Graphics, Inc. (the “Company”, “Quad”, “we”, “our”, “us”, or similar terms), so we ask that you read the entire proxy statement carefully. Page references are provided to help you quickly find further information.

2022 Annual Meeting of Shareholders

Date and Time:	May 23, 2022 at 10:00 a.m. Central Time

Place:	N61 W23044 Harry’s Way
Sussex, Wisconsin 53089
However, we will provide webcast and telephone access to the Annual Meeting of Shareholders to be held on Monday, May 23, 2022, at 10:00 A.M., Central Time, and all adjournments or postponements thereof (the “Annual Meeting”).
We strongly encourage our shareholders to access the Annual Meeting via webcast or telephone, rather than attending the meeting in person.
The Annual Meeting will only cover the necessary business items, and there will be no shareholder presentation and no question and answer session.
Shareholders can pre-register for the webcast by navigating to https://dpregister.com/sreg/10165087/f21cf78826. Participants will be given a unique PIN to gain immediate access to the Annual Meeting on May 23, 2022, bypassing the live operator. Participants may pre-register at any time, including up to and after the Annual Meeting start time.
Alternatively, participants without internet access may dial in on the day of the Annual Meeting as follows:

• U.S. Toll-Free: 1-877-328-5508
• International Toll: 1-412-317-5424

Eligibility to Vote

You can vote at the Annual Meeting if you were a holder of record of our class A common stock or class B common stock at the close of business on March 17, 2022 (the “Record Date”).

Governance Highlights

We are dedicated to high standards of corporate governance.  Our Board of Directors (the “Board”) is committed to acting in the long-term best interests of our shareholders and continually reviews our policies with those interests in mind, as well as in light of recent trends in corporate governance.

Below is a summary of our corporate governance highlights with respect to our Board.
•Five out of our nine directors are independent.
•We maintain a fully independent Audit Committee.
•Our Board meets at regularly scheduled executive sessions, both without members of management present and also without non-independent directors present.
•Our Board and executive officers are prohibited from hedging our stock, and are required to obtain prior approval of any pledge of our stock.
•Our Board and executive officers are subject to stock ownership guidelines.
•We hold annual board and committee evaluations.
•We require approval of certain related party transactions.
•We are committed to proactively addressing environmental, social and governance matters.

Additional information about our corporate governance policies and practices, including our efforts to drive positive, sustainable change in our business and in the world, can be found at pages 8 - 13 of this proxy statement.

Voting Matters

Proposal	The Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of Abstentions and Broker Non-Votes
1. Election of Directors	“FOR” each nominee	Plurality of Votes Cast	Not counted as votes cast and therefore have no effect

Election of Directors

We elect our directors on an annual basis. The Board currently consists of nine directors.

Director Nominee	Age	Director Since	Independent
J. Joel Quadracci	53	2003
Kathryn Quadracci Flores	54	2013
Mark A. Angelson	71	2015	X
Douglas P. Buth	67	2005	X
John C. Fowler	71	2016
Stephen M. Fuller	61	2016	X
Christopher B. Harned	59	2005
Jay O. Rothman	62	2017	X
John S. Shiely	69	1996	X

Director Tenure

We have added four new directors since 2015, three of whom are independent.

Committee Membership

There are three standing committees of the Board — the Audit Committee, the Compensation Committee and the Finance Committee. Current members of the committees are listed in the table below.

Audit Committee/ Financial Expert — Chairperson (C) — Member

	Audit Committee	Compensation Committee	Finance Committee
Douglas P. Buth (Audit Committee/Financial Expert)	Chairperson	Member	Member
Kathryn Quadracci Flores, M.D.			Member
John C. Fowler		Member	
Stephen M. Fuller (Audit Committee/Financial Expert)	Member		
Christopher B. Harned			Chairperson
John S. Shiely (Audit Committee/Financial Expert)	Member	Chairperson

Additional information about our director nominees can be found at pages 5 - 7 of this proxy statement.

Compensation Highlights

We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our Company, including the following:
•Pay for performance—A substantial fraction of total compensation for our named executive officers is tied to the operating performance of our Company.
•Salary increases, bonuses and equity awards must be earned—We do not guarantee salary increases, bonuses or equity awards for our executive officers.
•No option repricing—Our equity compensation plan does not permit repricing of stock options.
•Compensation risk management—We periodically review our pay practices to ensure that they do not encourage excessive risk taking and to confirm that our governance practices are designed to prevent excessive compensation that would not be consistent with our philosophy and business objectives.
•Stock ownership—We maintain stock ownership guidelines for our directors and executive officers, including our named executive officers.

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 23, 2022

This proxy statement is being furnished to shareholders by the Board, beginning on or about April 13, 2022. This proxy statement is being furnished in connection with a solicitation of proxies by the Board for use at the Annual Meeting for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

If you are a shareholder of record, you may vote via the internet, by telephone, by mail using your proxy card, or in person at the Annual Meeting. To vote via the internet, follow the instructions provided on the Notice or on your proxy card. To vote by telephone, follow the instructions provided on your proxy card. To vote by mail, simply complete your proxy card, date and sign it, and return it in accordance with the instructions provided on the proxy card. Even if you vote via the internet, by telephone, or complete and mail your proxy card, you may nevertheless revoke your proxy at any time prior to the Annual Meeting by sending us written notice, voting your shares in person at the Annual Meeting or submitting a later-dated proxy. If a bank, broker or other nominee holds your Company common stock for your benefit but not in your own name, such shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use for your shares. The availability of internet voting instruction depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you.

Please note that shareholders will not be able to vote or revoke a proxy through the live webcast or telephone access, nor participate actively. Therefore, to ensure that every vote is counted at the Annual Meeting, we encourage you to vote as instructed in the Notice and/or proxy card, via the internet, by telephone or by mailing back the proxy card received from us or from your broker, bank or other provider.

A proxy which is properly executed, duly returned to the Company and not revoked, or a valid vote via the internet or by telephone, will be voted in accordance with the instructions contained in it. The shares represented by executed but unmarked proxies will be voted as follows:

•FOR all nine persons nominated for election as directors referred to in this proxy statement; and
•on such other business or matters that may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the form of proxy.

Other than the election of nine directors, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting. An inspector of elections appointed by the Board will tabulate all votes at the Annual Meeting.

Only holders of record of the Company’s class A common stock and class B common stock (collectively the “common stock”) at the close of business on the Record Date are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote: (a) 41,458,102 shares of class A common stock, each of which is entitled to one vote per share, with an aggregate of 41,458,102 votes; and (b) 13,556,858 shares of class B common stock, each of which is entitled to ten votes per share, with an aggregate of 135,568,580 votes. The presence of a majority of the votes entitled to be cast shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes will be considered present for purposes of determining whether a quorum exists.

ELECTION OF DIRECTORS

The Board currently consists of nine directors. At the Annual Meeting, the shareholders will elect all nine directors to one-year terms—to hold office until the 2023 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the nine persons named as nominees in this proxy statement. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board.

Each director will be elected by a plurality of the votes cast at the Annual Meeting, assuming a quorum is present. For this purpose, “plurality” means that the nominees receiving the largest number of votes will be elected as directors. Any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Shares of the Company’s class A common stock and class B common stock vote together as a single class on the election of directors.

The following sets forth certain information, as of the Record Date, about the Board’s nominees for election at the Annual Meeting.

J. Joel Quadracci, 53, has been a director of Quad since 2003, its President since January 2005, its President and Chief Executive Officer since July 2006 and its Chairman, President and Chief Executive Officer since January 2010. Mr. Quadracci joined Quad in 1991 and, prior to becoming President and Chief Executive Officer, served in various capacities, including Sales Manager, Regional Sales Strategy Director, Vice President of Print Sales, Senior Vice President of Sales and Administration and President and Chief Operating Officer. He serves on the board of directors for Plexus Corp., Pixability, Inc., Road America, Inc., the National Association of Manufacturers, and the Metropolitan Milwaukee Association of Commerce (MMAC). He also serves on the board of trustees for the Milwaukee Art Museum and on the advisory council of the Smithsonian National Postal Museum. Mr. Quadracci received a Bachelor of Arts in Philosophy from Skidmore College in 1991. Mr. Quadracci is the brother of Kathryn Quadracci Flores, M.D., a director of Quad, and the brother‐in‐law of Christopher B. Harned, a director of Quad. Quad believes that Mr. Quadracci’s experience in the printing industry and in leadership positions within Quad qualify him for service as a director of Quad.

Kathryn Quadracci Flores, M.D., 54, has been a director of Quad since 2013 and is a member of the Finance Committee. Dr. Flores is the President of QuadMed, LLC, a subsidiary of the Company. Dr. Flores serves as President and Director of the Windhover Foundation, as Vice President of the Board of Trustees for the Collegiate School of New York, where she has also served as Secretary, on the President’s Leadership Council of Brown University, and as Vice Commodore of the Pine Lake Yacht Club. Dr. Flores previously served on the Board of Directors for the Brown University Sports Foundation and on the Board of Trustees for the Marymount School of New York. Dr. Flores received her B.A. and B.S. from Brown University in 1990 and her M.D. from Columbia University in 1995. Dr. Flores is the sister of J. Joel Quadracci, Quad’s Chairman, President and Chief Executive Officer, and the sister-in-law of Christopher B. Harned, a director of Quad. Quad believes that Dr. Flores’ knowledge of Quad, her education, and her board and business experience qualifies her to serve as a director of Quad.

Mark A. Angelson, 71, has been a director of Quad since 2015 and previously served as a director from the July 2010 acquisition of World Color Press, Inc. until April 2011. Before rejoining the Board, he served as Chairman of NewPage Corporation, North America’s largest manufacturer of coated papers, in December 2012 and led its January 2015 merger with Verso Corporation. From February 2011 until September 2012, Mr. Angelson served sequentially as a member of Mayor-elect Rahm Emmanuel’s transition team and then as Deputy Mayor of the City of Chicago and Chairman of the Mayor’s Economic, Budgetary and Business Development Council. Mr. Angelson served as Chairman and/or CEO of a variety of public companies from 1996 to July 2010, including RR Donnelley & Sons Company (Chicago), Moore Corporation

(Toronto), Moore Wallace Incorporated (New York) and World Color Press (Montreal). Mr. Angelson was one of the leaders of the transformation and consolidation of the printing industry. Mr. Angelson is Chair of the Board of Trustees of the Institute of International Education and Chair of the Board of Governors of Rutgers University. Mr. Angelson is a Life Trustee of Northwestern University and adjunct professor of mergers and acquisitions at Northwestern’s Kellogg School of Management. He served as Vice Chair of the Biden Foundation from its inception in 2017 until its dissolution in 2020. Quad believes that Mr. Angelson’s career as an executive and board member of various providers of print and related services, and the role he has played in transactions in the printing industry, qualify him for service as a director of Quad.

Douglas P. Buth, 67, has been a director of Quad since 2005 and is the Chair of the Audit Committee and also is a member of the Compensation and Finance Committees. Mr. Buth retired as Chairman and Chief Executive Officer of Appvion, Inc., formerly known as Appleton Papers, Inc., a producer of carbonless, thermal, security paper and performance packaging products, and as Chief Executive Officer and President of Paperweight Development Corp., the parent company of Appvion, Inc., in 2005. Prior to becoming Chief Executive Officer, Mr. Buth had served in a variety of roles at Appvion, Inc., including positions in strategic planning, marketing and sales and as general manager and executive vice president. Mr. Buth is currently a member of the board of directors for Trek Bicycle Corporation, where he serves as chairman of the Audit Committee and a member of the Compensation Committee. In 2021, he retired from the board of Grange Mutual Insurance Company, where he served as a director since 2008 and more recently as a member of the Investment Committee and the Audit Committee. Mr. Buth received a Bachelor of Business Administration in Accounting from the University of Notre Dame in 1977. He qualified as a C.P.A. with PricewaterhouseCoopers LLP in 1979 and thereafter held a number of financial positions with Saks Fifth Avenue and BATUS Inc. Quad believes that Mr. Buth’s financial background as a C.P.A. and his experience as a leader of a publicly-traded company and member of several boards of directors qualify him for service as a director of Quad.

John C. Fowler, 71, has been a director of Quad since 2016 and is a member of the Compensation Committee. Mr. Fowler served as Quad’s Vice Chairman and Executive Vice President of Global Strategy and Corporate Development from March 2014 until December 2017. Prior thereto, he served as Quad’s Executive Vice President and Chief Financial Officer from July 2010 to March 2014, as Senior Vice President and Chief Financial Officer from May 2005 to July 2010 and as Vice President and Controller from when he joined Quad in 1980 (which at the time was the Company’s top financial position) until May 2005. Prior to joining Quad, Mr. Fowler worked for Arthur Andersen LLP for six years. In November 2018, Mr. Fowler was elected as a director of Mandel Group, Inc. He also serves on the board of directors of Manipal Technologies Ltd., the L’Eft Bank Wine Company, and is a past board member of several private and venture capital companies that were successfully sold. Mr. Fowler attended Tufts University and Iowa State University, graduating summa cum laude with bachelor degrees in both economics and accounting. Quad believes that Mr. Fowler’s experience in the printing industry and in leadership positions with Quad and on several boards of directors qualify him for service as a director of Quad.

Stephen M. Fuller, 61, has been a director of Quad since 2016 and is a member of the Audit Committee. Mr. Fuller served as Senior Vice President and Chief Marketing Officer for L.L. Bean Inc. of Freeport, Maine from 2001 until his retirement in 2016. In this former role, he led all marketing functions for L.L. Bean, including branding, advertising, customer satisfaction, e-commerce, partnerships, database analytics and marketing operations. In addition to his CMO role, Mr. Fuller had full P&L responsibility for L.L. Bean’s international efforts since 2008. Currently, he is a member of the board of directors of Boyne Resorts, a trustee at Bates College and is a frequent speaker at Dartmouth College’s Tuck School of Business. Mr. Fuller is a former member of L.L. Bean’s board of directors. He also has been on the boards of several environmental and outdoor organizations. Mr. Fuller received his undergraduate degree from Bates College in Lewiston, Maine, and his MBA from Boston College. He also attended Harvard Business School’s Advanced Management Program. Quad believes that Mr. Fuller’s leadership in marketing and board experience qualify him to serve as a director of Quad.

Christopher B. Harned, 59, has been a director of Quad since 2005 and is the Chair of the Finance Committee. From 2016 to 2020, Mr. Harned was a Partner and Head of the New York office for Arbor Investments. Prior to joining Arbor Investments, he was a Managing Director and Head of Consumer Products-Americas for Nomura Securities International, Inc from 2014 to 2016. He also served as a Managing Director of the Investment Banking Group M&A team at Robert W. Baird & Co., Inc from 2011 to 2014. Before joining Robert W. Baird & Co., Inc., Mr. Harned was as a Partner, Managing Director and Head of the Consumer Products Group of The Cypress Group LLC, a New York City-based private equity firm for 10 years. Prior to joining The Cypress Group LLC, Mr. Harned was a Managing Director and Global Head of Consumer Products M&A with Lehman Brothers, where he worked for over 16 years. Mr. Harned is a member of the board of directors of Lakeview Farms, Inc. and Southwestern Meats, Inc. He is a former member of the board of directors of FreshPet, Inc., a pet food company, where he served on the audit and compensation committees, and a former member of the board of directors of Red Collar Pet Foods, bswift, Danka Business Systems PLC, The Meow Mix Company, Stone Canyon Entertainment, Brand Connections LLC and Philadelphia Media Network. Mr. Harned earned a Bachelor’s degree from Williams College in 1985. Mr. Harned is the brother-in-law of J. Joel Quadracci, Quad’s Chairman, President and Chief Executive Officer, the brother-in-law of Kathryn Quadracci Flores, M.D., a director of Quad, and the husband of Elizabeth Quadracci Harned, a Trustee of the Quad Voting Trust (as defined below). Quad believes that Mr. Harned’s experience in the financial services industry and his leadership at several companies in various industries qualify him to serve as a director of Quad.

Jay O. Rothman, 62, has been a director of Quad since 2017. He has served as the Chairman and Chief Executive Officer of Foley & Lardner LLP, a national law firm, since June 2011; has been a member of the firm’s Management Committee since February 2002; and has been a partner since February 1994. He joined Foley & Lardner LLP in October 1986. Mr. Rothman will retire from Foley & Lardner LLP in the spring of 2022. On June 1, 2022, Mr. Rothman will become the President of the University of Wisconsin System. Mr. Rothman serves as a director of Mayville Engineering Company, Inc. Mr. Rothman served on the Board of Children’s Hospital of Wisconsin until December 2018 and is currently serving on the Board of Junior Achievement of Wisconsin, Wisconsin Manufacturers & Commerce (WMC) and Metropolitan Milwaukee Association of Commerce (MMAC). Mr. Rothman received a Bachelor of Arts degree from Marquette University in 1982 and a Juris Doctor from Harvard Law School in 1985. Quad believes that Mr. Rothman’s career as an executive and as a business attorney qualify him to serve as a director of Quad.

John S. Shiely, 69, has been a director of Quad since 1996 and is the Chair of the Compensation Committee and a member of the Audit Committee. Mr. Shiely is the retired Chairman and Chief Executive Officer of Briggs & Stratton Corporation, a producer of air-cooled gasoline engines for outdoor power equipment. Mr. Shiely started with Briggs & Stratton Corporation in 1986. Before becoming Chief Executive Officer in 2001 and Chairman in 2003, he served in various capacities, including as Vice President and General Counsel, Executive Vice President – Administration and President. Mr. Shiely has served as a director of BMO Financial Corporation since 2011, BMO Harris Bank N.A. since 2012 and Oshkosh Corporation since 2012. He also served as a director of Scotts Miracle-Gro Company from 2007 to 2013, and as a director of Marshall & Ilsley Corporation from 1999 until its sale in 2011. Mr. Shiely received a Bachelor of Business Administration in Accounting from the University of Notre Dame, a Juris Doctor from Marquette University Law School, a Master of Management from the J. L. Kellogg Graduate School of Management at Northwestern University, and in 2010 studied corporate governance as a visiting scholar in the graduate program at Harvard Law School. Quad believes that Mr. Shiely’s career as an executive of a publicly-traded company, his experience as a director of various publicly traded companies, and his education in accounting and law qualify him to serve as a director of Quad.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED, OR OTHERWISE VALIDLY VOTED, BUT UNMARKED PROXIES, WILL BE VOTED “FOR” SUCH NOMINEES.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The corporate governance guidelines also establish the Company’s policies on director orientation and continuing education, which include a mandatory orientation program for new directors and provide that the Board will be assessed on an annual basis to determine whether it and its committees are functioning effectively. In addition, the Company’s corporate governance guidelines provide that the Board have regularly scheduled meetings at which the non-management directors meet in executive session without the Company’s executive officers being present. The non-management directors may also meet without the Company’s executive officers present at such other times as they determine appropriate. The corporate governance guidelines also provide that the Company’s executive officers and other members of senior management who are not members of the Board will participate in Board meetings to present information, make recommendations and be available for direct interaction with members of the Board. The corporate governance guidelines are available, free of charge, on the Company’s website, www.QUAD.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other Company report or document on file with or furnished to the Securities and Exchange Commission (“SEC”).

Independence; NYSE Controlled Company Exemptions; Board Leadership Structure

The Board has adopted director independence standards to assist it in making determinations regarding whether the Company’s directors are independent as that term is defined in the listing standards of the New York Stock Exchange (“NYSE”). These standards are available, free of charge, on the Company’s website, www.QUAD.com. Based on these standards, the Board determined that Messrs. Angelson, Buth, Fuller, Rothman and Shiely are independent as that term is defined in the listing standards of the NYSE and the director independence standards adopted by the Board, while Dr. Flores and Messrs. Quadracci, Fowler and Harned are not deemed to be independent. In making this determination, with respect to Mr. Rothman, the Board considered his current relationship with Foley & Lardner LLP and the fees paid by the Company to such firm during 2019, 2020 and 2021.

Since the Quad/Graphics, Inc. Amended and Restated Voting Trust Agreement (“Quad Voting Trust”) (see “Stock Ownership of Management and Others—Quad Voting Trust” later in this proxy statement) owns more than 50% of the total voting power of the Company’s stock, the Company is considered a “controlled company” under the corporate governance listing standards of the NYSE. As a controlled company, the Company is eligible for the NYSE’s exemption of controlled companies from the obligation to comply with certain of the NYSE’s corporate governance requirements, including the requirements:

•that a majority of the Board consist of independent directors, as defined under the rules of the NYSE (although a majority of the members of the Company’s Board are independent under the listing standards of the NYSE and the director independence standards adopted by the Board);

•that the Company have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

The Company’s bylaws and corporate governance guidelines provide the Board with the discretion to determine whether to combine or separate the positions of chairman of the board and chief executive officer. The Board currently believes it is in the best interests of the Company and its shareholders to combine these two roles because this provides the Company with unified leadership and direction and Mr. Quadracci is the person best qualified to serve as chairman given his history with the Company and his skills and knowledge within the industry in which the Company operates.

Based on the fact that the Company is controlled by the Quadracci family through the Quad Voting Trust, the Board does not believe it is necessary to have an independent lead director.

Board’s Role in the Oversight of Risk

The full Board is responsible for the oversight of the Company’s operational and strategic risk management process. The Board oversees a company-wide approach to risk management, carried out by management. The full Board determines the appropriate risk for the Company generally, assesses the specific risks the Company faces and reviews the steps taken by management to manage those risks. With regard to cybersecurity risk, the Board (through the audit committee) conducts an annual review of the Company’s cybersecurity program, and the entire Board receives periodic updates on the Company’s cybersecurity risk management progress through the Company’s general enterprise risk management program described in the foregoing sentence.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Board relies on its audit committee to address significant financial risk exposures (including cybersecurity risk) facing the Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. The Board relies on its compensation committee to address significant risk exposures facing the Company with respect to compensation and with appropriate reporting of these risks to be made to the full Board. The Board’s role in the Company’s risk oversight has not affected the Board’s leadership structure.

Board Meetings

The Board held seven meetings in 2021, including five regular meetings and two special meetings. During the period of the directors’ service in 2021, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and those committees of the Board on which such director served, except for Mr. Angelson who attended all five regular meetings but was not able to attend either special meeting.

At each regularly-scheduled Board meeting, the directors also met in executive session without the Company’s executive officers present, and the independent directors met separately in executive session. No presiding director was chosen for these sessions in 2021. An independent director presides over each executive session of the independent directors. The independent director who presides may differ from meeting to meeting, which is dependent on the subject matter of the agenda of the executive session.

Directors are expected to attend the Company’s Annual Meeting of Shareholders each year. At the 2021 Annual Meeting, all of the directors then serving were in attendance (via webcast or by telephone in light of the COVID-19 pandemic).

Communications with the Board

Shareholders and other interested parties may communicate with the Board by writing to Quad/Graphics, Inc., Board of Directors (or, at the writer’s option, to a specific director or to the non-management directors as a group), c/o Jennifer J. Kent, Executive Vice President, Chief People & Legal Officer and Secretary, Quad/Graphics, Inc., N61 W23044 Harry’s Way, Sussex, Wisconsin 53089-3995. Ms. Kent will ensure that the communication is delivered to the Board, the specified director or the specified group of directors, as the case may be.

Board Committees

The Board currently has standing audit, compensation and finance committees. Each committee is appointed by and reports to the Board. The Board has adopted, and may amend from time to time, a written charter for each of the audit, finance and compensation committees, which, among other things, sets forth the committee’s responsibilities. The Company makes available on its website, www.QUAD.com, copies of each of these charters free of charge. As a controlled company under the corporate governance listing standards of the NYSE, the Board is not required to, and does not have, a nominating committee.

Audit Committee

The audit committee of the Board currently consists of Messrs. Buth (chairperson), Fuller and Shiely, each of whom is independent as defined by the rules of the SEC and the listing standards of the NYSE, as well as the director independence standards adopted by the Board. In addition, the Board has determined that each current member of the audit committee qualifies as an “audit committee financial expert” as defined by the rules of the SEC and meets the expertise requirements for audit committee members under the listing standards of the NYSE. Each member of the audit committee has served in senior positions with their respective organizations or have served as directors of public and private companies, which has afforded the member the opportunity to gain familiarity with financial matters relevant to Quad.

The principal functions performed by the audit committee include assisting and discharging certain responsibilities of the Board in overseeing the reliability of financial reporting, the effectiveness of internal control over financial reporting, the process for monitoring compliance with corporate codes of conduct, the internal auditors and audit functions and the independence of the independent external auditors and audit functions. In addition, the audit committee’s duties also include direct responsibility for the appointment, compensation, retention and oversight of the independent external auditors; review and discussion with the independent external auditors of the scope of their audit; review and discussion of the financial statements, management’s discussion and analysis of financial condition and results of operations included in the Company’s periodic filings; review of any reports to shareholders containing financial information, quarterly earnings press releases and other financial information and earnings guidance; discussion with the Company’s internal auditors about the audit plan, and results of internal audits; review of such accounting principles, policies and practices, reporting policies and practices as it may deem necessary or proper; review and discussion of compliance matters and compliance program, including policies and procedures for reporting compliance matters; review and discussion of cybersecurity matters and cybersecurity program; and establishment of policies concerning the provision of non-audit services by the independent external auditors. The audit committee held five meetings in 2021. The audit committee members were offered an opportunity at each audit committee meeting to meet with only the Company’s independent external auditors present and did so regularly.

Compensation Committee

The compensation committee of the Board currently consists of Messrs. Shiely (chairperson), Buth and Fowler. Messrs. Shiely and Buth are independent as defined by the listing standards of the NYSE and the director independence standards adopted by the Board. The compensation committee held five meetings in 2021.

The principal functions of the compensation committee are to review and approve the annual salary, bonuses, equity-based incentives and other benefits, direct and indirect, of the Company’s corporate officers; review and report on the compensation and human resources policies, programs and plans of the Company; administer the Company’s stock option and other compensation plans; review and recommend to the Board chief executive officer compensation; and review and recommend to the Board director compensation to align directors’ interests with the long-term interest of the Company’s shareholders. In addition, the compensation committee’s duties also include determining and approving the Company’s compensation philosophy; determining stock ownership guidelines for the Company’s executive officers and directors and monitoring compliance with any such guidelines; on an annual basis, preparing a report regarding executive officer compensation for inclusion in the Company’s annual proxy statement; and reviewing and evaluating the Company’s policies and practices in compensating employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives.

The compensation committee also has authority to establish subcommittees and delegate authority to such subcommittees to accomplish the duties and responsibilities of the committee. The compensation committee has established a subcommittee consisting of Messrs. Shiely and Buth and delegated to it certain responsibilities of the Board and the compensation committee with respect to compensation intended to satisfy certain regulatory requirements, including equity-based awards to and transactions with officers of the Company intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, and to perform other duties delegated from time to time by the Board or the compensation committee. Each of Messrs. Shiely and Buth meets the requirements to be considered a “non-employee director” within the meaning of Section 16.

The executive officers’ role in determining the amount or form of executive officer compensation is limited to assisting the compensation committee with its reviews of the Company’s compensation and benefit arrangements and making recommendations to the compensation committee regarding the compensation of the executive officers (other than their own). Certain of our executive officers may attend meetings (other than executive sessions) of the compensation committee at which the committee considers the compensation of other executive officers.

The compensation committee engaged FW Cook & Co., Inc. (“FW Cook”) in 2021 to serve as the compensation committee’s independent compensation consultant and provide recommendations and advice on the Company’s executive and director compensation programs. Pursuant to its engagement in 2021, FW Cook advised the compensation committee on general trends in public company compensation arrangements and provided benchmarking data with respect to 2021 executive officer compensation. FW Cook did not provide any services to the Company other than pursuant to such engagement by the committee during 2021. For more information regarding the role of the compensation consultant, please see the disclosure later in this proxy statement under the section titled “Compensation of Executive Officers—Compensation Discussion and Analysis.”

Finance Committee

The finance committee of the Board presently consists of Mr. Harned (chairperson), Mr. Buth and Dr. Flores. The principal functions performed by the finance committee are to provide assistance to, and discharge certain responsibilities of, the Board relating to the capital structure, means of financing, selection of lenders, cash flow modeling, interest rate sensitivity and similar matters so as to achieve the Company’s long-term plans. The finance committee held five meetings in 2021.

Compensation Committee Interlocks and Insider Participation

Elizabeth Prahl, Mr. Fowler’s daughter, is employed by the Company as a product development & innovation director. Her total compensation for 2021 was $231,568, consisting of base salary, bonus and a 401(k) matching contribution.

Nominations of Directors

Pursuant to the direction of the Quad Voting Trust, the Board will select nominees to become directors to fill vacancies or newly created directorships and nominate directors for election by the Company’s shareholders at annual meetings of the shareholders. The Quad Voting Trust will consider candidates recommended by the Company’s shareholders to become nominees for election as directors. Shareholders who wish to propose nominees for election as directors must follow certain procedures contained in the Company’s bylaws. In the case of nominees for election at an annual meeting, shareholders must send notice to the Secretary of the Company at the Company’s principal offices on or before December 31 of the year immediately preceding such annual meeting (provided that if the date of the annual meeting is on or after May 1 in any year, notice must be received not later than the close of business on the day which is determined by adding to December 31 of the immediately preceding year the number of days on or after May 1 that the annual meeting takes place). The notice must contain certain information specified in the Company’s bylaws, including certain information about the shareholder or shareholders bringing the nomination (including, among other things, the number and class of shares held by such shareholder(s)) as well as certain information about the nominee (including, among other things, a description of all arrangements or understandings between such shareholder and each nominee and any other person pursuant to which the nomination is to be made, and other information that would be required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended).

In identifying and evaluating nominees for director, the Company seeks to ensure that the Board possesses, as a whole, certain core competencies. Each director candidate will be reviewed based upon the Board’s current capabilities, any needs therein and the capabilities of the candidate. The selection process takes into account all appropriate factors, which may include, among other things, diversity, experience, personal integrity, skill set, the ability to act on behalf of shareholders and the candidate’s personal and professional ethics, integrity, values and business judgment.

Policies and Procedures Governing Related Person Transactions

The Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•A “related person” means any of the Company’s directors, executive officers, nominees for director, any holder of 5% or more of any class of the Company’s common stock or any of their immediate family members; and

•A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director is required to disclose to the full Board certain information relating to related person transactions for review, approval or, if necessary, ratification by the independent directors. Disclosure to the Board should occur before the related person transaction is effected or, if prior disclosure is not reasonably possible, as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The decision whether or not to approve or, if necessary, ratify a related person transaction is to be made in light of the determination by the independent directors as to whether the relationship is believed by the independent directors to serve the best interests of the Company and its shareholders and whether the relationship should be continued or eliminated. The Board may delegate some or all of its authority relating to related person transactions to the audit committee.

Certain Relationships and Related Person Transactions

In addition to the related person transactions described under “Board Committees—Compensation Committee Interlocks and Insider Participation” above, the following is a description of transactions since January 1, 2021 to which the Company has been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of the Company’s directors, nominees for director, executive officers or beneficial holders of more than 5% of the common stock had or will have a direct or indirect material interest.

Dan Frankowski, a brother of Thomas J. Frankowski, a named executive officer of the Company, is employed by the Company as an executive director of operations. His compensation for 2021 was $424,836 consisting of base salary, incentive compensation, a 401(k) matching contribution and the aggregate grant date fair value of equity awards granted to him in 2021.

Jay O. Rothman, a director of the Company, is Chairman and Chief Executive Officer of, and a partner in, the law firm Foley & Lardner LLP (although he is retiring from that firm in the spring of 2022). The Company retains Foley & Lardner LLP to perform legal services from time to time and paid Foley & Lardner LLP $668,862 in legal fees during 2021.

Kathryn Quadracci Flores, a director of the Company, is President of QuadMed, LLC, a subsidiary of the Company. In her role as President of QuadMed, Dr. Flores received compensation for 2021 of $580,125, consisting of base salary and bonus.

Environmental, Social and Governance

As a worldwide marketing solutions partner, Quad leverages its more than 50-year heritage of platform excellence, innovation, strong culture and social purpose to create a better way for its clients, employees, shareholders, communities and the environment. Quad believes its ability to create value is not limited to generating economic value, but also social and environmental value, and that the Company can do good in the world while doing well as a business. Quad’s longstanding focus on “creating a better way” – a hallmark of the Company’s culture for more than 50 years – has inspired creativity in how it addresses environmental, social and business challenges and contributed to good corporate citizenship. Further, the Company believes that its distinct corporate culture drives thoughtful decision-making, especially with regard to its disciplined approach to managing operations, innovating solutions for clients, and better positioning the Company to prevail in a dynamic marketplace.

Additional information is available in our Annual Report on Form 10-K and on our website at https://www.quad.com/resources/documents/a-better-way-quads-2021-environmental-social-and-governance-report.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the audit committee assists the Board in fulfilling its oversight responsibilities with respect to the reliability of financial reporting, the effectiveness of internal control over financial reporting, the process for monitoring compliance with corporate codes of conduct, control of the internal auditors and audit functions and control over the independence and qualifications of the independent external auditors and audit functions.

In fulfilling its responsibilities, the audit committee:

•Reviewed and discussed the audited financial statements for the year ended December 31, 2021 with the Company’s management and Deloitte & Touche LLP, the independent registered public accounting firm for Quad for 2021;

•Reviewed and discussed with management and Deloitte & Touche LLP the assessment and audit of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act;

•Discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communications With Audit Committees, and Rule 2-07 of Regulation S-X; and

•Received from Deloitte & Touche LLP the written disclosures and letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP its independence.

The audit committee also approved the Company’s internal auditors’ overall scope and plan for its audits. The audit committee met periodically with the internal auditors to discuss the results of their examinations and their evaluation of the Company’s internal controls. The audit committee also periodically met and discussed with management and Deloitte & Touche LLP, with and without management present, such other matters as it deemed appropriate.

Based on the foregoing review and discussions, and relying thereon, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

Douglas P. Buth, Chairperson
Stephen M. Fuller
John S. Shiely

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s class A common stock and class B common stock as of the Record Date by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; (3) all of the directors, director nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group; and (4) each person or entity known to us to be the beneficial owner of more than 5% of any class of the common stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. The footnotes also indicate instances in which the same shares are reported as held by two or more holders. As of the Record Date, there were 41,458,102 shares of class A common stock and 13,556,858 shares of class B common stock outstanding.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock(1)
Name of Beneficial Owners	Shares	%	Shares	%
Directors and Executive Officers
J. Joel Quadracci(2)	1,705,939	4.11%	358,789	2.65%
David J. Honan	421,494	1.02%	—	—%
Thomas J. Frankowski	66,951	*	—	—%
Jennifer J. Kent	301,105	*	—	—%
Eric N. Ashworth	199,065	*	—	—%
Mark A. Angelson(3)	99,792	*	—	—%
Douglas P. Buth(4)	134,952	*	—	—%
Kathryn Quadracci Flores, M.D.(5)	82,451	*	23,523	*
John C. Fowler(6)	124,220	*	21,416	*
Stephen M. Fuller(7)	81,503	*	—	—%
Christopher B. Harned(8)	433,836	1.05%	234,012	1.73%
Jay O. Rothman(9)	74,852	*	—	—%
John S. Shiely(10)	195,425	*	—	—%
All directors, nominees and executive officers as a group (20 persons)(11)	4,595,537	10.92%	637,740	4.70%

Other Holders
Quad Voting Trust(12)	10,046	*	12,574,255	92.75%
Quad ESOP(13)	3,383,426	8.16%	—	—%
The Vanguard Group(14)	2,446,011	5.90%	—	—%
______________________________
*    Denotes less than 1%
(1)Each share of class B common stock is convertible at any time into one share of class A common stock.
(2)Includes 129,425 shares of class B common stock held by trusts of which he is the trustee or co-trustee and/or a potential beneficiary. Does not include shares that are held by various trusts, including the Quad Voting Trust, (a) for the benefit or potential benefit of Mr. Quadracci, over which Mr. Quadracci has no investment or voting control and no right to obtain such control within 60 days of the Record Date and (b) of which Mr. Quadracci is one of three or more trustees since, as one of multiple trustees who must act by majority vote, Mr. Quadracci does not have voting or investment control over such shares.
(3)Includes 86,895 shares of class A common stock attributable to deferred stock units that could be received within 60 days of         the Record Date
(4)Includes 68,853 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date.
(5)Includes 12,201 shares of class A common stock and 23,523 shares of class B common stock held by trusts of which Dr. Flores is trustee. Also includes 52,602 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date. Does not include shares that are held by various trusts, including the Quad Voting Trust, (a) for the benefit or potential benefit of Dr. Flores, over which Dr. Flores has no investment or voting control and no right to obtain such control within 60 days of the Record Date and (b) of which Dr. Flores is one of three or more trustees since, as one of multiple trustees who must act by majority vote, Dr. Flores does not have voting or investment control over such shares.

(6)Includes 71,152 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date. Includes 21,416 shares of class B common stock held by trusts of which Mr. Fowler is a trustee, but not a beneficiary. Does not include shares that are held by trusts of which Mr. Fowler is one of three or more trustees since, as one of multiple trustees who must act by majority vote, Mr. Fowler does not have voting or investment control over such shares.
(7)Includes 71,152 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date.
(8)Includes 50,752 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date; and 265,271 shares of class A common stock and 234,012 shares of class B common stock held by Elizabeth Quadracci Harned. Includes 198,353 shares of class A common stock currently pledged as security. Does not include shares that are held by trusts of which Mr. Harned is one of three or more trustees since, as one of multiple trustees who must act by majority vote, Mr. Harned does not have voting or investment control over such shares.
(9)Includes 71,152 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date.
(10)Includes 134,925 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date.
(11)Includes 607,483 shares of class A common stock attributable to deferred stock units that could be received within 60 days of the Record Date.
(12)Some of the shares of class A common stock and class B common stock owned by the Quadracci family members have been deposited into the Quad Voting Trust, pursuant to which the three trustees thereof (currently J. Joel Quadracci, Kathryn Quadracci Flores, M.D. and Elizabeth Quadracci Harned), acting by majority action, have shared voting power and shared investment power over all such shares. The terms of the Quad Voting Trust are more particularly described below under “— Quad Voting Trust.” The address of the Quad Voting Trust is N61 W23044 Harry’s Way, Sussex, Wisconsin 53089.
(13)The custodian of the Quad/Graphics, Inc. Employee Stock Ownership Plan (the “ESOP”) is Matrix Trust Company and its address is 2800 North Central Avenue, Suite 900, Phoenix, Arizona 85004.
(14)The number of shares owned set forth in the table is as of or about December 31, 2021 as reported by The Vanguard Group (“Vanguard”), in its Schedule 13G/A filed with the SEC. The address for this shareholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reports sole voting power with respect to none of the shares, shared voting power with respect to 5,945 of the shares, sole dispositive power with respect to 2,428,181 of these shares and shared dispositive power with respect to 17,830 of the shares.

Quad Voting Trust

To help ensure the continuity and stability of the management of Quad, various members of the Quadracci family, including certain affiliated entities, entered into a voting trust agreement in September 1982, which has been subsequently amended. Pursuant to the Quad Voting Trust, certain shares of Quad common stock held by such individuals and entities are held by the Quad Voting Trust.

Under the Quad Voting Trust, the three trustees (currently J. Joel Quadracci, Kathryn Quadracci Flores, M.D., and Elizabeth Quadracci Harned) are vested with the full legal title to all common stock and any other securities of the Company that are held by the Quad Voting Trust, with all rights and power of the owner and holder of the stock of whatever nature necessary to enable the trustees to exercise the powers vested in them under the agreement. The rights held by the trustees under the Quad Voting Trust include the shared right to vote the shares (subject to certain exceptions noted below), the right to become parties to or prosecute or intervene in any legal or administrative proceedings affecting the stock, the Company or the powers, duties and obligations of the trustee, the right to transfer the stock into their names as trustee or into the name of other nominees, the right to enter into shareholder agreements and the right to exercise all rights and preferences of the stock. Except as otherwise provided in the voting trust agreement, the trustees act by majority vote (or unanimous vote if there are only two trustees).

The Quad Voting Trust provides that the trustees shall exercise their judgment to select suitable directors of the Company and to vote on such other matters that may come before them at shareholder meetings. Without approval of the beneficiaries holding trust certificates representing two-thirds of the stock held under the Quad Voting Trust, however, the trustees do not have the power to vote the stock in favor of the merger or consolidation of the Company, the sale or exchange of all, or substantially all, of the voting securities of the Company, the sale, lease or exchange of all, or substantially all, of the property and assets of the Company, the total or partial liquidation of the Company, the dissolution of the Company, any act that is likely to lead to a public offering, any issuance of Company securities if it would result in the stock held by the trustees not having the power to elect a majority of the Company’s board of directors or any amendment to the Company’s amended and restated articles of incorporation that would diminish the rights reserved to the trust beneficiaries.

The shares held by the Quad Voting Trust may be withdrawn by a beneficiary prior to the expiration or termination of the Quad Voting Trust only if there is an amendment to the voting trust agreement that is determined to materially adversely affect that particular beneficiary or a group of beneficiaries and if the trustees allow such withdrawal. Notwithstanding the foregoing, certain de minimis withdrawals from the Quad Voting Trust are permitted and the trustees may, by unanimous vote, permit stock to be withdrawn, but, subject to certain exceptions, the withdrawn stock will be converted into, or exchanged for, class A common stock.

The Quad Voting Trust is perpetual. Notwithstanding the foregoing, the voting trust agreement may be terminated by the unanimous vote of the trustees and a two-thirds vote of beneficiaries. The voting trust agreement automatically terminates when none of the stock held by the trustees under the agreement possess voting rights, upon the sale, dissolution or liquidation of the Company, upon the sale of substantially all of its assets, or upon a merger, reorganization, combination or exchange of stock involving the Company that results in the securities under the voting trust agreement constituting less than ten percent of the votes entitled to be cast in an election of directors of the surviving or successor entity.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis relates to the material elements of compensation awarded to, earned by, or paid to the individuals listed in the Summary Compensation Table (“NEOs”) for 2021. This Compensation Discussion and Analysis also discusses events that took place prior or subsequent to 2021 to the extent they are material to understanding 2021 compensation.

We are currently a “smaller reporting company” as defined under SEC rules and, as a result, we are not required to include in this proxy statement a Compensation Discussion and Analysis section and certain other disclosures relating to executive compensation. However, we are voluntarily providing certain information that would be required if we were not a smaller reporting company for purposes of maintaining transparency concerning executive compensation and consistency with our disclosure in prior years when we were not a smaller reporting company.

2021 Executive Compensation Highlights

In 2021, our compensation committee continued its focus on structuring our compensation arrangements in keeping with our compensation philosophy, which is described below under “Overview of our Executive Compensation Philosophy and Design.” Actions taken or approved by our compensation committee or our Board relative to the compensation programs for our executive officers for 2021 included the following:
•The compensation committee approved an annual cash incentive program for 2021 that used two primary financial measures (net earnings excluding interest, taxes, depreciation and amortization, restructuring and gains from sale and leaseback (“Adjusted EBITDA”) and net leverage ratio). The compensation committee also developed performance and payout scales to quantitatively measure performance and define payouts at each level of performance.
•The compensation committee approved a performance-based component to our NEO’s long-term incentive compensation program for 2021, granting long-term incentive awards in the form of 75% performance-based cash and 25% restricted stock or restricted stock units, as in 2020. The compensation committee decided to continue this structure because it believes the structure provides performance incentives that are effective in motivating our executives to execute on our long-term strategic plan and to drive exceptional shareholder value creation over the three-year period to which the awards relate.
•The Board reviewed the performance of our Chairman, President and Chief Executive Officer and determined his total compensation.
Compensation Practices and Governance Highlights

We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our Company, including the following:

•Pay for performance—A substantial fraction of NEO total compensation is tied to the operating performance of our Company and the achievement of our business objectives.

•Salary increases, bonuses and equity awards must be earned—We do not guarantee salary increases, bonuses or equity awards for our executive officers.

•No option repricing—Our equity compensation plan does not permit repricing of stock options.

•Compensation risk management—We periodically review our pay practices to ensure that they do not encourage excessive risk taking and to confirm that our governance practices are designed to prevent excessive compensation that would not be consistent with our philosophy and business objectives.

•Prohibition on hedging and limitation on pledging—We prohibit our executive officers and directors from hedging our securities and from pledging our securities without prior approval.

•Stock ownership—We maintain stock ownership guidelines for our directors and executive officers, including our NEOs.

•Independent compensation consultant—The compensation committee retains an independent compensation consultant to provide advice and recommendations concerning the compensation of the NEOs.

Say on Pay Vote

Our shareholders are provided with an opportunity to cast a non-binding, advisory vote every three years on our executive compensation program. Our most recent advisory say on pay vote was held at our May 2020 annual shareholders’ meeting, at which more than 97% of votes cast were in favor of our say on pay proposal. Our compensation committee considered these voting results in the context of our overall compensation philosophy, as well as our compensation policies, decisions and performance. The compensation committee believes that the strong vote of shareholder approval generally endorsed our compensation decisions and, after reflecting on this vote, the compensation committee elected not to undertake any material changes to our executive compensation programs. At our 2017 annual shareholders’ meeting, our shareholders expressed a preference that future advisory shareholder votes on the compensation of our NEOs be held on a triennial basis. Accordingly, the next say on pay vote is expected to occur at the annual shareholders’ meeting in 2023.

Overview of our Executive Compensation Philosophy and Design

We believe that a skilled, experienced and dedicated senior management team is essential to our future success as a Company and to building shareholder value. There are three principal objectives that our executive compensation programs are designed to achieve:

•To continue to attract, retain and motivate top talent in the face of secular industry challenges and as the Company’s business becomes increasingly complex as a marketing solutions partner.

•To encourage executives to “think like an owner.” Through our compensation programs, we seek to align the interests, perspectives and decision-making of our executive officers with the interests of our shareholders, which have been primarily long-term value creation balanced against risk.

•To drive long-term share value by providing “at risk” compensation that is contingent on the achievement of corporate objectives that encourage individual behaviors that will contribute to our overall corporate performance.

In light of these ideas, in establishing our compensation policies and practices for our NEOs, our compensation committee seeks to reward our NEOs for achieving performance goals and creating long-term value for our shareholders, for loyalty to our Company and for individual actions that the compensation committee believes are productive in the context of our corporate objectives.

Setting Executive Compensation

Our Board, the compensation committee and our Chairman, President and Chief Executive Officer each play a role in setting the compensation of our NEOs. Our Board appoints the members of the compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation programs. The compensation committee is currently comprised of John S. Shiely (chairperson), Douglas P. Buth and John C. Fowler.

The compensation committee has primary responsibility for the following:

•Determining and approving our compensation philosophy;

•Reviewing, monitoring, administering and establishing (or, in the case of our Chairman, President and Chief Executive Officer, recommending to our Board) the annual salary, bonuses and other compensation and benefits of our executive officers;

•Establishing incentive compensation plans for our executive officers;

•Reviewing and approving (or, in the case of our Chairman, President and Chief Executive Officer, recommending to our Board) corporate and other objectives relevant to the compensation of our executive officers;

•Reviewing and approving (or, in the case of our Chairman, President and Chief Executive Officer, recommending to our Board) the terms of employment and other material agreements between us and our executive officers;

•Approving or making recommendations to our Board on compensation and human resources policies, programs and plans, including management development and succession plans and our incentive plans;

•Determining stock ownership guidelines for our executive officers and directors and monitoring compliance with such guidelines; and

•Reviewing and making recommendations to our Board concerning director compensation.

Our compensation committee also has responsibility for, on an annual basis, preparing a report regarding executive officer compensation for inclusion in our annual proxy statement and reviewing and evaluating our policies and practices in compensating employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives.

In connection with its review and determinations concerning executive officer compensation and benefits and its preparation of the report regarding executive officer compensation for inclusion in our annual proxy statement, our compensation committee takes into consideration say on pay votes. The compensation committee is also responsible for determining and recommending to our Board a desired frequency for future say on pay votes to be proposed to our shareholders at least once every six years, taking into consideration prior shareholder votes.

The compensation committee has the authority to establish subcommittees and delegate authority to such subcommittees to accomplish the duties and responsibilities of the compensation committee. Under this authority, the compensation committee has established a subcommittee consisting of Messrs. Shiely and Buth to discharge the responsibilities of the compensation committee with respect to compensation intended to satisfy certain regulatory requirements. References to the compensation committee in the context of equity awards to the NEOs in this Compensation Discussion and Analysis include the subcommittee.

The compensation committee, with the assistance of our Chairman, President and Chief Executive Officer, annually reviews and determines compensation levels for the NEOs. Our Chairman, President and Chief Executive Officer makes recommendations to the compensation committee regarding the compensation of the NEOs (other than his own). The compensation committee considers the compensation opportunities for our Chairman, President and Chief Executive Officer, which are then recommended to the full Board for approval.

The compensation committee also received recommendations and advice from FW Cook in 2021 concerning the compensation of the NEOs. The compensation committee assessed FW Cook’s independence pursuant to SEC rules and NYSE listing standards. FW Cook did not provide any services to our Company other than compensation consulting for the compensation committee during 2021. The committee determined that FW Cook’s work for the compensation committee does not raise any conflict of interests.

Elements of Compensation

Compensation elements for our NEOs consist of the following:

•Base Salary. Base salary is an essential and expected form of compensation to be competitive in the marketplace. Its purpose is to compensate for services rendered and to provide a steady source of income for living expenses throughout the year.

•Annual Cash Incentive Compensation. Our executive officers are eligible for annual cash incentive awards under the Company’s annual incentive compensation program. Please note that, while annual cash incentive awards may be referred to as “bonuses” in this discussion, any award amounts earned are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” pursuant to the SEC’s regulations.

The purpose of our annual cash incentive program is to motivate and reward for the achievement of key financial and strategic performance objectives. Within the overall context of our pay philosophy and culture, the program:

•Provides competitive levels of total cash compensation;

•Aligns pay with organizational and individual performance; and

•Focuses executive attention on key business metrics.

•Long-Term Incentive Compensation. The compensation committee believes that long-term incentives are a key method to motivate and retain the top talent of Quad and align the interests of our NEOs with shareholders.  Due to this philosophy, the compensation committee discussed our approach thoroughly to ensure that we were achieving our goals. For these reasons, in 2021, as in previous years, we provided a significant component of our NEO’s compensation through means of long-term incentive awards.

To provide focus on long-term company performance, the compensation committee decided to continue for 2021 the structure of our long-term incentive compensation program that we established in 2020 by granting awards in the form of 75% performance-based cash and 25% restricted stock or restricted stock units. The compensation committee decided to continue this structure because it believes the structure provides performance incentives that are effective in motivating our executives to execute on our long-term strategic plan and to drive exceptional shareholder value creation over the three-year period to which the awards relate.

•Retirement and Other Benefits. To provide a competitive compensation package to our employees, including our NEOs, we sponsor retirement and welfare benefit plans, some of which are broadly available to all of our full-time employees in the United States and some of which include enhanced benefits for executives. In addition, we provide certain limited perquisites to our NEOs. These benefits, as they relate to our NEOs, are discussed and analyzed more extensively below under “Retirement and Other Benefits.”

Determining the Amount of Each Element of Compensation

Role of Benchmarking

As part of its decision making process, the compensation committee will from time to time engage its independent compensation consultant to conduct a benchmarking study of executive compensation levels and practices. This market information is used to help inform and shape decisions, but is neither the only nor the determinative factor in making compensation decisions. Rather, it is part of a multitude of factors that influence executive compensation decisions.

At the time the compensation committee made decisions concerning the compensation of our named executive officers for 2021, its most recent benchmarking study addressing all compensation elements was the study completed by Meridian Compensation Partners in 2018. Meridian Compensation Partners was then serving as the committee’s independent compensation consultant. For purposes of its benchmarking analysis, Meridian identified 19 industry segments and then filtered companies within those segments by size and operating margin profile. The companies selected from the companies in these industry segments were restricted to those with revenues between $2 billion and $15 billion and three-year average operating margins between 0-15%. Meridian also added selected Wisconsin-based companies that did not otherwise meet these parameters to ensure geographic relevance and expanded the list to include general industry companies where sufficient matches were not available.

The comparator group consisted of 35 companies (the “comparable companies”). The comparable companies were as follows:

• Actuant Corporation	• FTD Companies, Inc.	• Snap-on Incorporated
• Avery Dennison Corporation	• Gannett Co., Inc.	• Sonoco Products Company
• Avis Budget Group, Inc.	• Harley-Davidson, Inc.	• SPX FLOW, Inc.
• Avon Products, Inc.	• HD Supply Holdings, Inc.	• Steelcase Inc.
• Bemis Company, Inc.	• Hertz Global Holdings, Inc.	• The Timken Company
• Brady Corporation	• Kohler Co.	• Trip Advisor, Inc.
• Cimpress N.V.	• LSC Communications, Inc. (“LSC”)	• Tribune Publishing Company
• Conduent Incorporated	• Plexus Corp.	• TTEC Holdings, Inc.
• Convergys Corporation	• Rockwell Automation, Inc.	• Univar Inc.
• Expedia Group, Inc.	• S.C. Johnson & Son	• W.W. Grainger, Inc.
• Fiserv, Inc.	• Scholastic Corporation	• Watts Water Technologies, Inc.
• Flowserve Corporation	• Schreiber Foods

During 2021, the compensation committee engaged FW Cook to perform a new benchmarking study and identify a new comparator group of companies with respect to future compensation elements for our NEOs. For purposes of its benchmarking analysis, FW Cook identified companies in the print and commercial services industries, with a preference for companies focused on marketing platforms and a trailing four quarter revenue between $1 billion and $8 billion. The comparator group consists of the following 20 companies:

• ACCO Brands Corporation	• Graphic Packaging Holding Company	• Pitney Bowes Inc.
• Brady Corporation	• John Wiley & Sons, Inc.	• R. R. Donnelley & Sons Company
• Cimpress N.V.	• Matthews International Corporation	• Sealed Air Corporation
• Clear Channel Outdoor	• Maximus Inc.	• Sonoco Products Company
• Conduet Inc.	• MDC Partners Inc.	• The NY Times Company
• Deluxe Corporation	• Meredith Corporation	• Thryv Holdings Inc.
• Gannett Co., Inc.	• Nielsen Holdings Inc.
The compensation committee used the new comparator group during 2021 for purposes of setting target compensation for 2022 for our NEOs.

2021 Process

In setting the amount of each element of compensation for our NEOs in 2021, the compensation committee followed the process described below.

Base Salary and Annual Incentive Compensation

The compensation committee reviews the base salaries and annual incentive compensation levels of each of our NEOs at least annually.

 During 2020, as previously disclosed, the base salaries of our NEOs were temporarily reduced for four months in response to the COVID-19 pandemic. These salaries were reinstated to their pre-reduction levels before the end of 2020 and were in effect for all of 2021. No salary increases were approved for our NEOs for 2021.

With respect to 2021 annual cash incentive compensation, the compensation committee (and the full Board, in the case of Mr. Quadracci) decided to keep the threshold, target, and maximum annual incentive compensation opportunities for each of the NEOs the same, expressed as a percentage of base salary, as in 2020.

For the annual cash incentive compensation of our NEOs, in early 2021, the compensation committee established performance measures including the following Adjusted EBITDA threshold, target and maximum is as follows:

Threshold	Target	Maximum
$215-225 million	$235-245 million	$260 million or more

The compensation committee also approved an additional performance measure consisting of net leverage ratio threshold of no more than 3.5x for 2021 that would need to be achieved for any annual cash incentive compensation to be earned.

The compensation committee selected these performance measures because they are among the key performance metrics used by our Board to evaluate our corporate performance. Net leverage ratio is defined as total debt and finance lease obligations minus cash and cash equivalents, divided by Adjusted EBITDA. Adjusted EBITDA is defined as net earnings (loss) attributable to Quad common shareholders, excluding the following: (1) interest expense; (2) income tax expense (benefit); (3) depreciation and amortization; (4) restructuring, impairment and transaction-related charges; (5) gains from sale and leaseback; (6) earnings (loss) from discontinued operations, net of tax; (7) net pension income; (8) loss (gain) on debt extinguishment; (9) equity in (earnings) loss of unconsolidated entity; (10) the Adjusted EBITDA for unconsolidated equity method investments (calculated in a consistent manner with the calculation for Quad); and (11) net earnings (loss) attributable to noncontrolling interests.

The threshold, target and maximum potential payment levels are shown in the “Grants of Plan Based Awards in 2021” table below.

For 2021, our net leverage ratio was 2.54x, better than the gating level for that measure, and our Adjusted EBITDA was $246.0 million, which was above the target level for that measure. Net leverage ratio and Adjusted EBITDA are non-GAAP financial measures. Reconciliations to the nearest GAAP financial measures are included on page 52 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission on February 23, 2022.

In February 2022, our compensation committee recommended, and our board of directors approved, an above-target payout under our annual cash incentive plan based on the achievement of a net leverage ratio better than the gating level and above-target achievement of Adjusted EBITDA, resulting in the payments to our NEOs indicated in the “Non-Equity Incentive Compensation” column of the “2021 Summary Compensation Table” below.

Long-Term Incentive Compensation

The compensation committee believes that long-term incentives are a key method to motivate and retain the top talent of Quad and align the interests of our NEOs with shareholders. For this reason, we generally provide a significant component of our NEO’s compensation through means of long-term incentive awards.

2021-2023 Awards

As in 2020, the 2021 long-term incentive compensation program was structured to consist of a long-term performance-based cash component, representing 75% of the total grant value, and shares of restricted stock or restricted stock units that cliff vest after three years, representing the remaining 25% of the grant value. The compensation committee decided to continue this structure because it believes the structure provides performance incentives that are effective in motivating our executives to execute on our long-term strategic plan and to drive exceptional shareholder value creation over the next three years.

The performance-based cash awards granted in 2021 would be earned on the basis of two performance measures: 50% of the awards were based on net sales wins, with three separate annual performance periods from 2021-2023 (each representing one-third of the entire 50% of the award), and the remaining 50% of the awards were based on our net leverage ratio over the entire three-year period from 2021-2023. Net sales wins is defined as corporate-wide sales from (1) new customers, (2) new products or services sold to an existing customer or (3) winning incremental share of a product or service that was previously split among suppliers, net of sales lost to other competitors (excluding organic decline). Net leverage ratio is defined as total debt and finance lease obligations minus cash and cash equivalents, divided by Adjusted EBITDA. The threshold, target and maximum performance goals for 2021 net sales wins were $140 million, $175 million and $210 million, respectively. Under the original terms of the performance-based cash awards, the net sales wins goals for 2022 and 2023 were to be set by the compensation committee at the beginning of each year. However, the compensation committee subsequently decided to use a total revenue performance measure in place of the net sales wins performance measure for 2022 and 2023. The compensation committee made this change because it believed that total revenue represented a better overall measure of our top line growth, aligned directly with our audited external financial reporting and was consistent with changes that had been proposed to the structure of our sales compensation program. The total revenue goals for 2022 and 2023 are set by the compensation committee at the beginning of each year.

The amounts earned under the performance-based cash awards can range from zero to 250% of the target amount. The threshold, target and maximum amounts payable under the performance-based cash awards are shown in the 2021 Grants of Plan-Based Awards Table below.

We achieved net sales wins in 2021 of $206.8 million, which was above the target but below the maximum performance level. This resulted in a payment with respect to the one-third of the 50% of the 2021 performance-based cash awards tied to net sales wins of 236% of the target amount. The payments earned by our NEOs with respect to the performance-based cash awards are shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table for 2021. Any amounts earned with respect to the performance-based cash awards in 2022 or 2023 will be shown in the Summary Compensation Table for the applicable year.

We decided to make the performance-based cash awards payable in cash rather than equity in part to assist with managing the dilution to our shareholders, and we continued to use restricted stock and restricted stock units as a component of our long-term incentive compensation program because we believe they provide alignment between the interests of the NEOs and the interests of our shareholders.

In setting the target long-term incentive values for 2021 for each of the NEOs, the compensation committee considered the benchmarking information described above for comparable positions. Based on this review as well as recommendations from management, the compensation committee decided to leave the target award values for our NEOs unchanged from 2020. The target values of the long-term incentive compensation awards to our NEOs for 2021 were as follows:

Name	Total Target Long-Term Incentive Compensation Value	Target Value of Cash-Based Award (75% of Total)	Target Grant Date Fair Value of RSU/RS Award (25% of Total)
J. Joel Quadracci	$4,200,000	$3,150,000	$1,050,000
David J. Honan	$1,000,000	$750,000	$250,000
Thomas J. Frankowski	$1,750,000	$1,312,500	$437,500
Jennifer J. Kent	$850,000	$637,500	$212,500
Eric N. Ashworth	$600,000	$450,000	$150,000

To determine the number of shares for the 2021 restricted stock and restricted stock unit awards based on 25% of the total target long-term incentive compensation dollar values, the compensation committee approved using the 20 trading day volume-weighted average price over the twenty consecutive trading days beginning on December 1, 2021, and granting the awards effective as of January 1, 2021. The restricted stock and restricted stock unit awards in 2021 were granted initially subject to forfeiture and will cliff-vest on March 1, 2024 provided that the NEO remains continuously employed until that date.

The number of shares of our class A common stock covered by the equity awards granted to each of our NEOs in 2021 is reflected in the Grants of Plan Based Awards table below. The compensation committee intends to continue to award long-term incentive compensation awards to executives on an annual basis in the future, although more frequent awards may be made at the discretion of the compensation committee on other occasions, such as in the case of promotions or newly hired executives.

2021 Performance Under 2020-2022 Awards

As previously disclosed, the 2020 long-term incentive compensation program included a long-term performance-based cash component, representing 75% of the total grant value. The performance-based cash awards granted in 2020 would be earned on the basis of two performance measures: 50% of the awards were based on net sales wins, with two separate annual performance periods from 2021-2022 (each representing one-half of the entire 50% of the award), and the remaining 50% of the awards was based on our net leverage ratio, with two separate annual performance periods from 2021-2022. The threshold, target and maximum performance goals for 2021 net sales wins were $140 million, $175 million and $210 million, respectively. The threshold, target and maximum performance goals for the 2021 net leverage ratio were 3.50x, 3.31x and 3.00x, respectively.

We achieved net sales wins in 2021 of $206.8 million, which was above the target but below the maximum performance level, and a net leverage ratio in 2021 of 2.54x, which was better than the maximum performance level. These performance results resulted in a payment with respect to the 25% of the 2020 performance-based cash award tied to 2021 net sales wins performance of 236% of the target amount and an amount equal to 250% of the 25% of the 2020 performance-based cash award tied to 2021 net leverage ratio being earned, subject to vesting, subject to continued service, and payment after the end of the full performance period in 2022. The amounts earned by our NEOs with respect to the performance-based cash awards for 2021 are shown in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table for 2021. Any amounts earned with respect to the 2020 performance-based cash awards in 2022 will be shown in the Summary Compensation Table for 2022.

Retirement and Other Benefits

Welfare and Retirement Benefits

As part of a competitive compensation package, we sponsor welfare benefit plans that offer health, life, disability and other insurance coverage to participating employees. We also provide our NEOs with an Executive Medical Plan under which they and their families are entitled to reimbursement. The reimbursement is generally limited to $20,000 (per family) in medical costs per year, but in 2021 there was an exception made to this limit for one of our NEOs. Amounts reimbursed in 2021 under our Executive Medical Plan are reflected in the Summary Compensation Table below.

To help our salaried employees prepare for retirement, we sponsor the Quad ESOP, an employee stock purchase plan, and the Quad Diversified Plan. The ESOP holds profit sharing contributions of our class A common stock, which are made at the discretion of our Board. The Diversified Plan is comprised of participant-directed 401(k) contributions and any employer contributions the Company may make to the Plan from time to time. Our NEOs participate in the ESOP, the Diversified Plan and our broad-based welfare plans on the same basis as our other salaried employees. In 2021, employer contributions included a Company 401(k) matching contribution.

In addition to the ESOP and the Diversified Plan, we provide certain executive officers with a supplemental executive retirement plan (the “SERP”), which is designed to provide a competitive retirement benefit and aid in retention and building long-term commitment to the Company. The SERP is described in greater detail following the 2021 Nonqualified Deferred Compensation Table.

Perquisites and Other Personal Benefits

We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable our Company to attract and retain employees for key positions.

Pursuant to his employment agreement, Mr. Quadracci is entitled to personal use of our corporate aircraft. The compensation committee believes that providing this benefit as part of Mr. Quadracci’s compensation enhances his and his family’s security, minimizes the disruptions and burdens of his personal travel and provides him with additional flexibility and time to attend to Company business notwithstanding his personal travel schedule, and thereby benefits our Company and our shareholders. Other than Mr. Quadracci, none of our NEOs were permitted to use our corporate aircraft for personal use in 2021. The aggregate incremental cost to our Company for personal use of our corporate aircraft by Mr. Quadracci is reflected in the Summary Compensation Table below.

In 2021, we reimbursed club membership fees for Mr. Quadracci and Mr. Ashworth and tax preparation fees and approved expenditures related to security for Mr. Quadracci. We reimburse club membership fees primarily for business purposes, such as client entertainment, though a portion of their use may have a personal aspect. During 2021, a family member of Mr. Honan was allowed to use corporate housing for personal use on a temporary basis. The aggregate incremental cost to our Company for these benefits is reflected in the Summary Compensation Table below.

Post-Termination and Change of Control Arrangements

We also provide our NEOs with severance protections upon qualifying terminations of employment. Mr. Quadracci has an employment agreement that provides for such protections, and Messrs. Honan and Ashworth and Ms. Kent receive severance protections under our Quad/Graphics, Inc. Executive Severance Plan (the “Severance Plan”). In exchange for such benefits, both the Severance Plan and the employment agreements contain 24 month non-competition, non-solicitation, non-disclosure and non-disparagement restrictive covenants following any termination of employment, whether or not severance benefits are provided. During 2021, Mr. Frankowski also had an employment agreement that provided for certain severance protections, but, Mr. Frankowski retired from the Company on December 31, 2021. In connection with his retirement Mr. Frankowski received certain payments, as described below, and the severance protections under his employment agreement are no longer in effect.

Under the Severance Plan, if a participant’s employment is terminated by us without “cause” (as defined in the Severance Plan) or by the participant due to a salary reduction of more than 10%, then the participant will be entitled to severance equal to one year’s base salary plus the participant’s target annual bonus. The participant will also receive a pro-rated portion of the current year’s annual bonus based on actual performance, and will receive continued group health, dental and life insurance benefits at the employee rate for the severance period and outplacement services at a cost of up to $50,000. If, however, a participant’s employment is terminated upon or within the 24-month period following a change in control, and the termination is by us without cause or by the participant with “good reason” (as defined in the Severance Plan), then the participant will be entitled to severance equal to two times the sum of the participant’s base salary and target annual bonus. The participant will also receive a pro-rated portion of the current year’s annual bonus based on target performance, and will receive a lump sum payment in lieu of group health, dental and life insurance continuation over the severance period, full vesting of benefits in our SERP (or any successor plan thereto) and outplacement services at a cost of up to $50,000. The treatment of any long-term incentive awards, including equity-based awards, will be governed by the terms of the applicable long-term incentive plan and award agreement. The post-change in control severance benefits would also be provided to a participant whose employment is terminated within a limited period prior to a change in control if the participant reasonably demonstrates that the termination was due to the subsequent change in control.

The Severance Plan defines “cause” generally to include: (1) any intentional and willful act of the participant involving fraud, embezzlement or theft of our assets or the assets of our customers; (2) gross misconduct on the part of the participant that is intentional and willful and that materially and demonstrably causes serious financial injury to us; (3) any conviction of or plea of nolo contendere to a felony; (4) certain breaches of restrictive covenants; or (5) any intentional, willful and material failure of the participant to perform the participant’s employment duties for 30 days after our Board delivers a written demand for performance.

The Severance Plan defines “good reason” in the event of a change of control generally to include: (1) any material reduction in the amount of the participant’s then current base salary or annual bonus target (other than any change that applies to substantially all other executive officers); (2) a requirement that the participant be based at a location in excess of 60 miles from the location of the participant’s principal job location or office as of the effective date of the participant’s participation in the Severance Plan; (3) a material diminution in the participant’s title, authority, power, duties, reporting requirements or responsibilities, or the assignment of duties to the participant which are materially inconsistent with the participant’s position; (4) the failure by us to obtain the express assumption of, and agreement to perform under, the Severance Plan when that action is required by the Severance Plan; or (5) any other action or inaction by us that constitutes a material breach by us of the terms and conditions of the Severance Plan.

The Severance Plan had an initial term of three years from its September 15, 2016 effective date, after which the term is automatically extended for successive one-year renewals unless the Board or the compensation committee terminates the Severance Plan at the end of the initial or renewal term by giving the participants written notice of intent to terminate the Severance Plan prior to the September 15 preceding the year in which the initial or renewal term is scheduled to end. No notice of intent to terminate the Severance Plan has been given to date. Upon a change in control, the term of the Severance Plan will be automatically extended for a two-year period.

Our employment agreement with Mr. Quadracci generally provides the same severance protections as the Severance Plan, except that the multiple of base salary and bonus used to calculate the severance amount varies. Mr. Quadracci’s severance multiple upon a qualifying termination prior to a change in control is two times the sum of his base salary and target annual bonus; upon a qualifying termination in connection with a change in control, Mr. Quadracci’s severance multiple is three times the sum of his base salary and target annual bonus. For Mr. Quadracci, a qualifying termination prior to a change in control includes a termination by him for good reason as well as a termination by the Company without cause.

In addition to the Severance Plan and the employment agreements, the award agreements under our 2010 Omnibus Incentive Plan (our “2010 Plan”) and our 2020 Omnibus Incentive Plan (our “2020 Plan”) provide for the accelerated vesting of stock options, restricted stock and performance-based cash awards upon a change of control of the Company. These arrangements are summarized below under “Potential Payments Upon Termination or Change of Control.”

The compensation committee believes the severance and change of control benefits that we provide our NEOs under these arrangements are consistent with its objective of building shareholder value and contain terms that are similar to those offered to executives of comparable companies. In addition to securing the covered NEO’s agreement to the non-compete restriction described above, the purpose of the benefits is to focus our NEOs on taking actions that are in the best interests of our shareholders without regard to whether such action may ultimately have an impact on their job security, and to avoid the loss of key managers that may occur in connection with an anticipated or actual change of control. The severance and change of control benefits that we provide our executive officers fulfill these purposes by generally maintaining the executive officers’ expected compensation for a specified period following certain terminations of employment, vesting awards granted prior to a change of control and making the executive officers whole for certain excise taxes that may result from compensation paid and benefits provided in connection with the change of control and any related termination of employment. The compensation committee selected the triggering events for change of control and termination benefits to our executive officers based on its judgment that these events were likely to result in the job security distractions and retention concerns described above.

We also provide our NEOs with an Executive Salary Continuation Plan under which we will continue to pay 60% of the NEO’s base salary to the NEO’s spouse or dependent children if the NEO dies during the term of the NEO’s active employment with our Company. The payments will continue through, in the case of an NEO who dies after age 55 but before retirement, the earlier of (i) the date on which the NEO would have reached age 65 or (ii) the later of (a) the 25th birthday of the youngest dependent child or (b) the death of the surviving spouse or, in the case of an NEO who dies before age 55, the earlier of (i) the tenth anniversary of the NEO’s death or (ii) the later of (a) the 25th birthday of the youngest dependent child or (b) the death of the surviving spouse. We offer this benefit to the NEOs as part of what we believe is a competitive compensation package and in lieu of a supplemental executive life insurance policy.

During 2021, Mr. Frankowski also had an employment agreement that provided for certain severance protections but, in connection with his retirement on December 31, 2021, we entered into a retirement and release agreement that superseded the severance protections of his employment agreement. The compensation committee approved, effective as of Mr. Frankowski’s retirement, the cancellation of his unvested long-term equity incentive awards in exchange for a cash payment in a per-share amount based on a 20 trading day volume-weighted average price of our class A common stock, plus the value of accrued but unpaid dividends relating to the awards. The compensation committee also approved the payment of Mr. Frankowski’s performance-based cash awards granted in 2020 and 2021 at 100% of the target payout. The amount of these cash payments are shown in the “All Other Compensation” column of the Summary Compensation Table. Mr. Frankowski also was entitled under the retirement and release agreement to receive his annual bonus for 2021 in an amount based on actual performance, and to receive a lump sum cash payment in consideration of his unused long-term vacation bank.

Other Policies and Considerations

Policy on Hedging and Pledging of Shares

We have adopted a policy that prohibits our executive officers, including our NEOs, and our non-employee directors from engaging in certain hedging transactions with respect to shares of our stock that they were granted as part of their compensation or otherwise hold. The policy prohibits (a) trading on an exchange in puts, calls and other derivative securities on our stock, (b) purchasing financial instruments, including prepaid variable forward contracts, equity swaps, collars and exchange funds, and (c) otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock. The policy also requires pre-approval for any pledging transactions involving our stock.

Stock Ownership Guidelines

We have implemented stock ownership guidelines for certain executive officers, including our NEOs, to underscore the importance of linking executive compensation and shareholder interests. Executive officers subject to these stock ownership guidelines are encouraged to own a certain dollar value amount of our stock. The stock ownership guidelines state that our Chairman, President and Chief Executive Officer should hold shares with a value five times his base salary. For our executive vice presidents, the ownership guideline is three times base salary, and for all senior vice presidents the ownership guideline is two times base salary. All of the following count toward the ownership applicable thresholds under the policy:
•shares held outright (including through trusts for the benefit of the executive officer or of the executive officer’s family members) or in retirement plans; and
•restricted stock, restricted stock units and deferred stock units.

We also maintain stock ownership guidelines for our non-employee directors that require them to hold shares or share-based awards with a value of at least four times the cash portion of the annual retainer. Executive officers and non-employee directors that have not achieved their stock ownership targets are required to retain 50% of the shares received as a result of the exercise of stock options or the vesting of restricted stock and restricted stock units, net of taxes.

Tax and Accounting Considerations

In setting compensation for our NEOs, the compensation committee considers the deductibility of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to certain covered employees, generally including our NEOs, to $1,000,000 in any year. The compensation committee believes that our interests and those of our shareholders are best served by providing competitive levels of compensation, even if not fully deductible, so some of the compensation that we have provided to our executive officers in the past, and that we provide to our executive officers in the future, may not be deductible under Internal Revenue Code Section 162(m).

Strategic Incentive Arrangements

In connection with corporate acquisitions or other similar transactions, we may from time to time implement special incentive arrangements intended to promote synergies or other strategic objectives in which our employees, including our NEOs, may be eligible to participate. None of our other NEOs participated in such an arrangement or received such a bonus in 2021.

2021 SUMMARY COMPENSATION TABLE
The following table summarizes the compensation that our NEOs earned for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3)(4) ($)	Total ($)
J. Joel Quadracci Chairman, President and Chief Executive Officer	2021	1,020,000	—	987,665	—	6,749,250	646,489	9,403,404
	2020	850,000	—	1,111,908	—	1,224,000	247,435	3,433,343

David J. Honan Executive Vice President and Chief Financial Officer	2021	624,000	—	235,159	—	1,936,330	34,304	2,829,793
	2020	551,200	—	264,742	—	530,400	26,143	1,372,485

Thomas J. Frankowski(5) Executive Vice President of Manufacturing and Chief Operating Officer	2021	728,000	—	411,529	—	851,760	4,200,578	6,191,867
	2020	643,067	—	463,297	—	618,800	25,116	1,750,280

Jennifer J. Kent Executive Vice President of Administration and General Counsel	2021	520,000	—	199,885	—	1,633,713	24,737	2,378,335
	2020	459,333	—	225,029	—	442,000	24,603	1,150,965

Eric N. Ashworth Executive Vice President of Product and Market Strategy	2021	572,000	—	141,095	—	1,392,990	92,896	2,198,981
	2020	505,267	—	158,845	—	486,200	35,939	1,186,251
______________________________
(1)Amounts for 2021 are based on the aggregate grant date fair value of the restricted stock awards to our NEOs under our 2020 Plan as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For the assumptions used in the valuation of the awards, please see Note 18, “Equity Incentive Programs,” to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2021.
(2)Amounts for 2021 reflect payments made in 2022 with respect to 2021 under our 2021 Annual Incentive Plan, payments made in 2022 with respect to 2021 net sales wins performance under our 2021 long-term incentive performance-based cash awards, payments made in 2022 with respect to 2021 net sales wins performance under our 2020 long-term incentive performance-based cash awards and payments earned with respect to 2021 leverage ratio under our 2020 long-term incentive performance-based cash awards that will be paid in 2023, contingent on the NEO’s continued service, as described in the section titled “Compensation of Executive Officers - Compensation Discussion and Analysis - Determining the Amount of Each Element of Compensation - 2021 Annual Incentive Plan” and “--Long-Term Incentive Compensation” above. The amounts attributable to each arrangement were as follows:

Name	2021 Annual Incentive Plan ($)	2021 Long-Term Incentive Cash Payment (2021 Net Sales Wins) ($)	2020 Long-Term Incentive Cash Payment (2021 Net Sales Wins) ($)	2020 Long-Term Incentive Cash Payment (Leverage Ratio) - Subject to Continued Service Until 2023 ($)
J. Joel Quadracci	1,683,000	1,239,000	1,858,500	1,968,750
David J. Honan	730,080	295,000	442,500	468,750
Thomas J. Frankowski	851,760	N/A	N/A	N/A
Jennifer J. Kent	608,400	250,750	376,125	398,438
Eric N. Ashworth	669,240	177,000	265,500	281,250

(3)Amounts reflect the following for individual NEOs for 2021: For Mr. Quadracci - club dues of $13,751, $490,713 for personal use of our corporate aircraft (calculated as the portion of the variable costs of the aircraft attributable to personal use), $76,076 for personal and family security services, $10,000 for the cost of assistance with tax preparation, a matching contribution of $5,742 on 401(k) contributions, executive medical at a cost of $2,430 and a contribution of $47,777 to Mr. Quadracci’s SERP account. For Mr. Honan - a matching contribution of $5,742 on 401(k) contributions, executive medical at a cost of $4,359, wellness program benefit of $250, a contribution of $21,074 to Mr. Honan’s SERP account and $2,879 for personal use of corporate housing (calculated as a proportionate share, representing the portion of the year during which the personal use occurred, of the total cost of the housing). For Mr. Frankowski - a matching contribution of $5,742 on 401(k) contributions, executive medical at a cost of $181, gifted artwork valued at $980, a contribution of $26,646 to Mr. Frankowski’s SERP account, and the following payments in connection with Mr. Frankowski’s retirement on December 31, 2021 - a cash payment in lieu of outstanding equity of $1,486,029, a cash payment of $2,625,000 for acceleration of long-term incentive performance cash awards calculated at a target level and a payment of $56,000 in consideration of his unused long-term vacation bank. For Ms. Kent - a matching contribution of $5,742 on 401(k) contributions, executive medical at a cost of $2,395 and a contribution of $16,600 to Ms. Kent’s SERP account. For Mr. Ashworth - club dues of $4,950, a matching contribution of $5,742 on 401(k) contributions, executive medical at a cost of $63,369 and a contribution of $18,835 to Mr. Ashworth’s SERP account. (Perquisites are discussed further in the section titled “Compensation of Executive Officers - Compensation Discussion and Analysis - Retirement and Other Benefits - Perquisites and Other Personal Benefits” above).
(4)The amount shown for Mr. Quadracci in 2020 was overstated by $11,939 in the 2020 Summary Compensation Table included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 7, 2021 due to an error in the corporate aircraft use calculation. The amount shown in the table above for 2020 has been corrected.
(5)Mr. Frankowski retired from the Company on December 31, 2021.

GRANTS OF PLAN BASED AWARDS IN 2021
The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2021. The amounts shown in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent potential future payments at the time of grant only. At the time of grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs’ continued employment. The awards in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were granted under our annual cash incentive program for 2021 or as the performance cash portion of our long-term incentive program, and payment is or was contingent on our achievement of a given level of corporate performance, as described above in the section titled “Compensation of Executive Officers—Compensation Discussion and Analysis—Determining the Amount of Each Element of Compensation. The amounts that were earned by our NEOs under our 2021 annual cash incentive program and the performance cash portion of our 2021 long-term incentive program are disclosed above in the 2021 Summary Compensation Table.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)		Target ($)		Maximum ($)
J. Joel Quadracci	1/1/21	2/18/21	—		—		—		258,551	987,665
	—	—	632,400	(2)	1,224,000	(2)	2,131,800	(2)	—	—
			—		3,150,000	(3)	7,875,000	(3)	—	—

David J. Honan	1/1/21	2/18/21	—		—		—		61,560	235,159
	—	—	343,200	(2)	530,400	(2)	936,000	(2)	—	—
			—		750,000	(3)	1,875,000	(3)	—	—

Thomas J. Frankowski	1/1/21	2/18/21	—		—		—		107,730	411,529
	—	—	400,400	(2)	618,800	(2)	1,092,000	(2)	—	—
			—		1,312,500	(3)	3,281,250	(3)	—	—

Jennifer J. Kent	1/1/21	2/18/21	—		—		—		52,326	199,885
	—	—	286,000	(2)	442,000	(2)	780,000	(2)	—	—
			—		637,500	(3)	1,593,750	(3)	—	—

Eric N. Ashworth	1/1/21	2/18/21	—		—		—		36,936	141,096
	—	—	314,600	(2)	486,200	(2)	858,000	(2)	—	—
			—		450,000	(3)	1,125,000	(3)	—	—
______________________________
(1)The amounts shown in this column reflect the number of restricted shares or restricted stock units we granted to each NEO pursuant to our 2020 Plan. As noted above, in connection with Mr. Frankowski’s retirement on December 31, 2021, the compensation committee approved the cancellation of Mr. Frankowski’s unvested equity awards (including the restricted shares granted in 2021) in exchange for a cash payment (as described in the Summary Compensation Table).
(2)Amounts represent potential future payouts pursuant to awards granted to Messrs. Quadracci, Honan, Frankowski and Ashworth and Ms. Kent under our annual cash incentive program. The amounts earned by our NEOs under our 2021 annual cash incentive program are disclosed above in the 2021 Summary Compensation Table.
(3)Amounts represent potential future payouts pursuant to awards granted to Messrs. Quadracci, Honan, Frankowski and Ashworth and Ms. Kent as the performance cash portion of their awards under our long-term incentive program. As noted above, Mr. Frankowski retired on December 31, 2021 and, in connection with the retirement, the compensation committee approved paying Mr. Frankowski his outstanding performance-based cash awards at target level.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021
The following table contains information concerning equity awards held by our NEOs that were outstanding as of December 31, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested(1)($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Joel Quadracci	—	—	—	—	834,812(2)	3,339,248	—	—
	39,881	—	14.14	1/1/2022	—	—	—	—

David J. Honan	—	—	—	—	198,766(3)	795,064	—	—

Thomas J. Frankowski(4)	—	—	—	—	—	—	—	—

Jennifer J. Kent	—	—	—	—	168,951(5)	675,804	—	—

Eric N. Ashworth	—	—	—	—	119,260(6)	477,040	—	—
______________________________
(1)Market value computed by multiplying the number of shares that have not vested by $4.00, which was the closing price of a share of our class A common stock on the last trading day of 2021.

(2)338,165 shares vested on March 1, 2022, 238,096 shares vest on March 1, 2023 and 258,551 shares vest on March 1, 2024.

(3)80,516 shares vested on March 1, 2022, 56,690 shares vest on March 1, 2023 and 61,560 shares vest on March 1, 2024.

(4)As noted above, in connection with Mr. Frankowski’s retirement on December 31, 2021, the compensation committee approved the cancellation of Mr. Frankowski’s unvested equity awards in exchange for a cash payment (as described in the Summary Compensation Table). As a result, Mr. Frankowski did not hold any outstanding stock awards as of December 31, 2021.

(5)68,439 shares vested on March 1, 2022, 48,186 shares vest on March 1, 2023 and 52,326 shares vest on March 1, 2024.

(6)48,310 shares vested on March 1, 2022, 34,014 shares vest on March 1, 2023 and 36,936 shares vest on March 1, 2024.

OPTION EXERCISES AND STOCK VESTED IN 2021
The following table contains information concerning restricted stock or restricted stock units that vested in 2021. No stock options were exercised by our NEOs in 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
J. Joel Quadracci	—	—	183,647	804,374
David J. Honan	—	—	43,726	191,520
Thomas J. Frankowski	—	—	76,520	335,158
Jennifer J. Kent	—	—	37,167	162,791
Eric N. Ashworth	—	—	26,236	114,914
______________________________
(1)Represents the gross number of shares or restricted stock units vesting multiplied by the closing price of our class A common stock on the NYSE on the last trading day prior to the date of vesting.

2021 PENSION BENEFITS
None of our NEOs participate in any of our defined benefit pension plans.

2021 NONQUALIFIED DEFERRED COMPENSATION
The following table sets forth certain information with respect to our NEOs’ participation in our SERP, which is a nonqualified deferred compensation plan that we maintain, during the year ended December 31, 2021. The material terms of the SERP are described after the table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Joel Quadracci	—	47,777	22,784	—	1,282,490
David J. Honan	—	21,074	2,788	—	172,139
Thomas J. Frankowski	—	26,646	10,513	—	596,362
Jennifer J. Kent	—	16,600	1,529	—	99,468
Eric N. Ashworth	—	18,835	1,469	—	98,439
______________________________
(1)Amounts reflect the Company contributions that we cannot make under our Diversified Plan due to restrictions under the Internal Revenue Code. These amounts are also included in the Summary Compensation Table.
(2)These Aggregate Earnings are based on the Stable Asset Fund investment alternative under our Diversified Plan, are not “above-market or preferential earnings” as defined by the rules of the SEC and are therefore not required to be reported in the Summary Compensation Table.

Quad’s Supplemental Executive Retirement Plan

As described above under “—Compensation Discussion and Analysis—Welfare and Retirement Benefits,” we maintain a SERP in which our NEOs are eligible to participate. The SERP is a nonqualified deferred compensation plan, not intended to meet the tax qualification requirements of Section 401(a) of the Internal Revenue Code.

Under the SERP, our NEOs are eligible to receive contributions from us at the end of each year in an amount determined by the amount of the NEO’s compensation that was subject to limitations imposed by Section 401(a)(17) under the Internal Revenue Code and the amount of any employer contribution to the NEO under our Diversified Plan for the year. The amount of the NEO’s benefit under the SERP is equal to the cumulative contributions made by us to the NEO’s account, adjusted to reflect the investment income, gains and losses on a fund designated by us in our sole discretion, less any previous payments from such account.

Participants become vested in their benefits on (i) their separation from service after reaching age 55 or (ii) their separation from service prior to age 55 as a result of death or disability. Participants may elect the times and form of payment of their benefit under the SERP from among the following alternatives:

•A lump sum payment during the calendar month following the month in which the NEO’s separation from service occurs;

•A lump sum payment during the calendar month following the first anniversary of the NEO’s separation from service;

•A lump sum payment during the calendar month following the second anniversary of the NEO’s separation from service;

•A lump sum payment during the calendar month following the third anniversary of the NEO’s separation from service;

•A lump sum payment during the calendar month following the fourth anniversary of the NEO’s separation from service; or

•Five annual installments, with one-fifth of the account balance being paid during the calendar month following the month in which the NEO’s separation from service occurs, one-quarter of the then-current account balance being paid during the subsequent January, and then, respectively, one-third, one-half, and the remainder of the then-current account balance being paid during each of the following three Januarys.

Potential Payments Upon Termination or Change of Control

As noted above under the heading “Retirement and Other Benefits -- Post-Termination and Change of Control Arrangements,” we maintain a Severance Plan that covers, or employment agreements with, our NEOs. These arrangements provide for severance benefits upon certain terminations of employment and obligate the NEOs to refrain from competing with us for two years following any termination of employment. The severance benefits are described above under the heading “Retirement and Other Benefits -- Post-Termination and Change of Control Arrangements.”

The equity plans and related option, restricted stock, performance share and performance-based cash agreements under which our stock option, restricted stock, performance share and performance-based cash awards were granted also provide that, in the event of a change of control of our Company, all unvested options and shares of restricted stock will become immediately vested and, in the case of stock options, exercisable, and that all performance shares and performance-based cash awards that have not yet been earned will become earned at the target performance level. Amounts that have been earned under the performance-based cash awards but have not been paid as of the change of control will be paid in connection with the change of control. Upon a termination as a result of death or disability, all unvested options and shares of restricted stock will become immediately vested and, in the case of stock options, exercisable, all performance shares will become earned at the target performance level and all performance-based cash awards will remain eligible to be earned based on actual performance. The option, restricted stock, performance share and performance-based cash agreements also provide that all unvested options and a portion of unvested restricted stock and unearned performance shares will become immediately vested or earned, as applicable, and a portion of unearned performance-based cash will remain eligible to be earned based on actual performance, upon retirement on or after age 65 (only if, in the case of restricted stock, the retirement is approved by an authorized senior executive). The Severance Plan does not provide for a gross-up for change of control related excise taxes. Instead, it contemplates a “best net” approach under which, if any payment or distribution to a covered NEO in connection with a change of control would trigger the excise tax imposed by Internal Revenue Code Section 4999, then the payment or distribution will either be made in full or reduced to a level that would not trigger the excise tax, whichever would result in the best after-tax position for the covered NEO. The employment agreement with Mr. Quadracci, by contrast, provides that if any payment or benefit to Mr. Quadracci would trigger the excise tax imposed by Internal Revenue Code Section 4999, then we would make an additional gross-up payment to him so that, after payment of income tax and excise tax on this gross-up payment, he would have sufficient funds to pay the excise tax triggered by the other payments and benefits.

A “change of control” of our Company is generally defined for purposes of the equity plans to include any person or group acquiring ownership of our common stock that, together with such stock already held by such person or group, constitutes more than 50% of the total voting power of our common stock. Transfers to (i) lineal descendants of the transferor, (ii) spouses of the transferor or such lineal descendants, or (iii) trusts, partnerships or other legal entities for the benefit of the transferor or any of the transferees described in (i) or (ii) are not considered in determining whether a change of control has occurred.

Quantification of Potential Payments on a Change of Control or Termination Event

The tables below reflect the amount of compensation that would be paid to each of our NEOs in the event of a change of control of our Company and/or a triggering termination of such NEO’s employment with our Company. The amounts shown in the tables below assume, among other things, that the applicable triggering event occurred on the last business day of 2021, and include estimates of the amounts that would be paid to the NEOs following the triggering event. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. The actual amounts to be paid can only be determined at the time of the triggering event. Payments of severance under the arrangements are generally made in a lump sum following a change of control, or in installments in the event of a qualifying termination prior to a change of control.

In connection with Mr. Frankowski’s retirement on December 31, 2021, we entered into a retirement and release agreement that superseded the severance protections of his employment agreement. The compensation committee approved, effective as of Mr. Frankowski’s retirement, the cancellation of his unvested long-term equity incentive awards in exchange for a cash payment in a per-share amount based on a 20 trading day volume-weighted average price of our class A common stock, plus the value of accrued but unpaid dividends relating to the awards. The compensation committee also approved the payment of Mr. Frankowski’s long-term incentive cash-based awards granted in 2020 and 2021 at 100% of the target payout. The amount of these cash payments are shown in the “All Other Compensation” column of the Summary Compensation Table. Mr. Frankowski also was entitled under the retirement and release agreement to receive his annual bonus for 2021 in an amount based on actual performance, and to receive a lump sum cash payment in consideration of his unused long-term vacation bank. Because Mr. Frankowski was no longer eligible for severance or other benefits on a termination of employment or change in control due to his retirement, he is not included in the tables below.

The following table sets forth the estimated amounts that would have become payable to our NEOs, other than Mr. Frankowski, if a change in control of our Company and a triggering employment termination had occurred on December 31, 2021:

Executive	Severance(1) ($)	Pro Rated Current Year Target Bonus(1) ($)	Performance-Based Cash ($)	Restricted Stock Vesting(2) ($)	Outplacement(3) ($)	Welfare and Insurance Coverage(1) ($)	Excise Tax Gross Up ($)	Totals(4) ($)
J. Joel Quadracci	6,732,000	1,224,000	9,266,250	3,339,248	50,000	42,691	7,405	20,661,594
David J. Honan	2,308,800	530,400	2,206,250	795,064	50,000	35,222	—	5,925,736
Jennifer J. Kent	1,924,000	442,000	1,875,313	675,804	50,000	35,699	(215,851)	4,786,965
Eric N. Ashworth	2,116,400	486,200	1,323,750	477,040	50,000	35,939	(536,724)	3,952,605
Totals	13,081,200	2,682,600	14,671,563	5,287,156	200,000	149,551	(745,170)	35,326,900
______________________________
(1)Triggered solely upon a covered termination of the NEO.
(2)Reflects an assumed value per share of $4.00, which was the closing price of a share of our class A common stock on the last trading day of 2021.
(3)Outplacement services are assumed to be $50,000 per year.
(4)Amounts assume that no fringe benefit policies would apply to an NEO following termination. The NEOs would also receive payment of their SERP benefits as disclosed in the 2021 Nonqualified Deferred Compensation table above.

The following table sets forth the estimated value of accelerated vesting that would have occurred with respect to the performance-based cash awards and equity grants of our NEOs if a change in control of our Company, but no termination of employment, had occurred on December 31, 2021:

Executive	Performance-Based Cash ($)	Restricted Stock Vesting (1) ($)	Excise Tax Gross Up ($)	Totals ($)
J. Joel Quadracci	9,266,250	3,339,248	—	12,605,498
David J. Honan	2,206,250	795,064	—	3,001,314
Jennifer J. Kent	1,875,313	675,804	—	2,551,117
Eric N. Ashworth	1,323,750	477,040	—	1,800,790
Totals	14,671,563	5,287,156	—	19,958,719
______________________________
(1)Reflects an assumed value per share of $4.00, which was the closing price of a share of our class A common stock on the last trading day of 2021.

The following table sets forth the estimated amounts that would have become payable to each of our NEOs under their employment arrangements if a triggering employment termination (but no change of control) had occurred on December 31, 2021:

Executive	Cash Termination Payment ($)	Pro Rated Current Year Bonus($)	Outplacement(1) ($)	Welfare and Insurance Coverage ($)	Totals(2) ($)
J. Joel Quadracci	4,488,000	1,683,000	50,000	28,460	6,249,460
David J. Honan	1,154,400	730,080	50,000	17,611	1,952,091
Jennifer J.Kent	962,000	608,400	50,000	17,849	1,638,249
Eric N. Ashworth	1,058,200	669,240	50,000	17,969	1,795,409
Totals	7,662,600	3,690,720	200,000	81,889	11,635,209
______________________________
(1)Outplacement services are assumed to be $50,000 per year.
(2)Amounts assume that no fringe benefit policies would apply to an NEO following termination.

The following table sets forth the estimated amounts that would have become payable to our NEOs under their employment and incentive compensation arrangements if their employment had been terminated as a result of death or disability on December 31, 2021:

Executive	Base Salary Continuation(1) ($)	Performance-Based Cash(2) ($)	Restricted Stock Vesting(3) ($)	Totals(4) ($)
J. Joel Quadracci	5,470,480	9,266,250	3,339,248	18,075,978
David J. Honan	3,346,646	2,206,250	795,064	6,347,960
Jennifer J.Kent	2,788,872	1,875,313	675,804	5,339,989
Eric N. Ashworth	2,886,414	1,323,750	477,040	4,687,204
Totals	14,492,412	14,671,563	5,287,156	34,451,131
______________________________
(1)Triggered solely upon the death of the NEO, and payable over a period of 120 months (108 months for Mr. Ashworth). All of the amounts shown are present values of the expected benefits and assume the spouse of each NEO, if applicable, will live until at least December 31, 2031.
(2)Payout upon death or disability will be based on actual performance. For purposes of the calculations reflected in the table, it is assumed that the performance goals will be achieved at target.
(3)Reflects an assumed value per share of $4.00, which was the closing price of a share of our class A common stock on the last trading day of 2021.
(4)The NEOs would also receive payment of their SERP benefits as disclosed in the 2021 Nonqualified Deferred Compensation table above.

COMPENSATION COMMITTEE REPORT
The compensation committee of the Board has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

John S. Shiely, Chairperson
Douglas P. Buth
John C. Fowler

DIRECTOR COMPENSATION
The Company maintained the following compensation program for its non-employee directors in 2021: an annual retainer of $225,000, to be paid one-half in cash and one-half in the form of deferred stock units. The program also includes an additional retainer of $25,000 for the chairperson of the audit committee, $20,000 for the chairperson of the compensation committee and $17,000 for the chairperson of the finance committee. The number of deferred stock units actually awarded was determined using a 20 trading day volume-weighted average price prior to the grant date.

For 2022, based on an independent review of our non-employee director compensation program conducted by FW Cook, the compensation committee approved an increase to the annual retainer of $10,000, to a total of $235,000, beginning in 2022. The compensation committee also approved, beginning in 2022, an adjustment to the annual equity grant date to the date of our annual shareholder’s meeting, the provision of a pro-rata equity award to any new directors who join mid-year and the offering of a deferral election under which non-employee directors may elect to defer their cash retainers or elect deferred stock units in lieu of cash fees.

The following table summarizes the compensation of the Company’s non-employee directors for 2021. As an employee-director in 2021, J. Joel Quadracci did not receive any compensation for his service as a director, and is therefore omitted from the table. Mr. Quadracci’s compensation for serving as the Company’s Chairman, President and Chief Executive Officer is set forth in this proxy statement under the section titled “Compensation of Executive Officers.” The Company also reimbursed each of its directors, including its employee directors, for expenses incurred in connection with attendance at meetings of the Board and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)
Mark A. Angelson	112,500	105,822	—	10,000	228,322
Douglas P. Buth	137,500	105,822	—	10,000	253,322
Kathryn Quadracci Flores, M.D.(4)	112,500	105,822	—	10,000	228,322
John Fowler	142,500	105,822	—	30,000	278,322
Stephen M. Fuller	112,500	105,822	—	10,000	228,322
Christopher B. Harned	129,500	105,822	—	10,000	245,322
Jay O. Rothman	112,500	105,822	—	10,000	228,322
John S. Shiely	132,500	105,822	—	10,000	248,322
______________________________
(1)Amounts are based on the aggregate grant date fair value of the awards to the directors under the Company’s 2020 Omnibus Incentive Plan as determined in accordance with FASB ASC Topic 718. For the assumptions used in the valuation of the awards to the Company’s non-employee directors, please see Note 18, “Equity Incentive Programs,” to the Company’s Consolidated Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2021.
(2)None of our non-employee directors held option awards that were outstanding and eligible for future exercise as of December 31, 2021.
(3)Consists of charitable contributions made during the year in the indicated director’s name and, for Mr. Fowler, a payment of $20,000 pursuant to an arrangement entitling him and his family to reimbursement of a limited amount of medical costs per year.
(4)Does not include the compensation Dr. Flores received in 2021 for serving as the President of QuadMed, LLC, a subsidiary of the Company. Please see “Corporate Governance - Certain Relationships and Related Person Transactions” above for that information.

MISCELLANEOUS
Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any owner of greater than 10% of the Company’s common stock to file reports with the SEC concerning their ownership of the Company’s common stock. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the fiscal year ended December 31, 2021, all of its directors and executive officers and owners of greater than 10% of the Company’s common stock complied with the Section 16(a) filing requirements.

Independent Registered Public Accounting Firm

The audit committee of the Board is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm.

Deloitte & Touche LLP (“Deloitte”) acted as the independent registered public accounting firm for the Company in 2021. We do not expect any representative of Deloitte to be present at the Annual Meeting.

As discussed below, the audit committee of the Board appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2022. Representatives of E&Y are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

For the years ended December 31, 2021 and 2020, the Company incurred the following fees by Deloitte:

	2021	2020
Audit fees(1)	$2,184,000	$2,146,000
Audit-related fees(2)	57,000	24,000
Tax fees(3)	355,000	592,000
All other fees	—	—
Total	$2,596,000	$2,762,000
______________________________
(1)Audit fees paid to Deloitte were for services and expenses associated with the 2021 and 2020 audits of the annual financial statements, including foreign subsidiary statutory audits and quarterly reviews of the financial statements included in the Company’s quarterly Form 10-Q.
(2)Audit-related fees paid to Deloitte in 2021 were for services related to debt offering services. Audit-related fees paid to Deloitte in 2020 were for services related to the preparation for the Company’s registration statement on Form S-8 and other audit services related to the divestiture of the Company’s packaging plant in Omaha, Nebraska.
(3)Tax fees paid to Deloitte were for services for tax return preparation (including expatriate tax returns) and tax consultation.

The audit committee of the Board does not consider the provision of non-audit services by Deloitte to be incompatible with maintaining auditor independence. The audit committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the audit committee may delegate its pre-approval authority to the chairperson (up to a set dollar amount), provided that chairperson’s decisions to grant pre-approvals are presented to the full audit committee at its next scheduled meeting. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management. All services performed in connection with the fees reported under the headings audit fees, audit-related fees and tax fees were pre-approved by the audit committee in accordance with SEC’s rules and the committee’s policies and procedures.

Previous Independent Registered Public Accounting Firm

On February 24, 2022, Deloitte was notified on behalf of the audit committee of the Board that it was dismissed as the Company’s independent registered public accounting firm effective immediately. The audit committee determined that the time was opportune to engage in a request for proposal (“RFP”) process for choosing the Company’s auditors. The audit committee’s decision to dismiss Deloitte and engage a new accounting firm resulted from that RFP process.

The audit reports of Deloitte on the Company’s consolidated financial statements as of and for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2020 and December 31, 2021 and in the subsequent interim period through February 24, 2022, there were no “disagreements” (as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreement in connection with its reports on the financial statements for such periods. In addition, during the Company’s two most recent fiscal years and in the subsequent interim period through February 24, 2022, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

New Independent Registered Public Accounting Firm

On February 24, 2022, the audit committee of the Board appointed E&Y as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for its year ending December 31, 2022, subject to completion of their client acceptance procedures. Such client acceptance procedures were subsequently completed.

During the Company’s two most recent fiscal years ended December 31, 2020 and December 31, 2021 and in the subsequent interim period through February 24, 2022, neither the Company nor anyone on its behalf consulted E&Y regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, in connection with which either a written report or oral advice was provided to the Company that E&Y concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or “reportable event” (as these terms are defined or described in Item 304(a)(1)(iv) and Item 304(a)(1)(v) of Regulation S-K, respectively).

Shareholder Proposals

A shareholder of the Company who intends to present a proposal at, and have the proposal included in the Company’s proxy statement for, an annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In order to comply with such rule, among other things, proposals submitted for the 2023 Annual Meeting of Shareholders must be received by the Company by the close of business on December 14, 2022. In addition, a shareholder who otherwise intends to present a proposal at an annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s bylaws. Among other things, to present a proposal at an annual meeting, a shareholder must give timely written notice thereof, complying with the bylaws, to the Secretary of the Company. Under the bylaws, if such notice is not received by the Company on a timely basis, the Company will not be required to present such proposal at the annual meeting. If the Board chooses to present such proposal at the annual meeting, then the persons named in proxies solicited by the Board for that annual meeting may exercise discretionary voting power with respect to such proposal. To be timely, a shareholder who intends to present a proposal at the 2023 Annual Meeting of Shareholders, but does not intend to have the proposal included in the Company’s proxy statement for such meeting, must provide the Company with the required written notice so that the Company receives it on or before December 31, 2022 (assuming a meeting date before May 1, 2023). If the date of the 2023 Annual Meeting of Shareholders is on or after May 1, 2023, then the deadline for receipt by the Company of a timely notice under the bylaws is extended one day after December 31, 2022 for each day after April 30, 2023 until the date of the 2023 Annual Meeting of Shareholders (for example, if the 2023 Annual Meeting of Shareholders will be held on May 14, 2023, then the notice deadline under the Company’s bylaws would be January 14, 2023).

Assessment of Compensation-Related Risk

In early 2022, the Compensation Committee evaluated the Company’s compensation arrangements for executive officers and non-executive officer employees to determine the level of risks in these arrangements, including the incentives created by such arrangements for employees to take risks and the measures in place to manage or mitigate those risks. Specifically, the team evaluated the compensation arrangements in the following categories: strategic alignment with business strategy; balance of performance metrics; alignment with market competitiveness; impact on motivation and engagement; appropriate use of management discretion; and plan implementation. As a result of this evaluation, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct

The Company has adopted a written Code of Business Conduct that applies to all of the Company’s employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other persons performing similar functions. The Code of Business Conduct is available, free of charge, on the Company’s website, www.QUAD.com.

Other Matters

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold common stock.

Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify the Company of their requests by calling or writing Jennifer J. Kent, Executive Vice President, Chief People & Legal Officer and Secretary, Quad/Graphics, Inc., N61 W23044 Harry’s Way, Sussex, Wisconsin 53089-3995, or at telephone number (414) 566-4179.

QUAD/GRAPHICS, INC.
By:
    Jennifer J. Kent
    Executive Vice President, Chief People & Legal Officer and Secretary

Sussex, Wisconsin
April 13, 2022

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D75723-P65294 ! ! ! For All Withhold All For All Except !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC PO BOX 1342 BRENTWOOD, NY 11717 Nominees: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please indicate if you plan to attend the meeting. THIS PROXY CARD IS FOR SHARES OF CLASS A COMMON STOCK ONLY. 1. Election of Directors Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. QUAD/GRAPHICS, INC. The Board of Directors recommends a vote FOR the election of directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees. The undersigned acknowledges receipt from the Company of the Notice of Annual Meeting of Shareholders to be held May 23, 2022, the Company's Proxy Statement for the 2022 Annual Meeting of Shareholders and the Company's 2021 Annual Report to Shareholders. 01) Mark A. Angelson 02) Douglas P. Buth 03) Kathryn Quadracci Flores 04) John C. Fowler 05) Stephen M. Fuller 06) Christopher B. Harned 07) J. Joel Quadracci 08) Jay O. Rothman 09) John S. Shiely Yes No VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

D75724-P65294 QUAD/GRAPHICS, INC. May 23, 2022 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2022 The Notice of Annual Meeting of Shareholders to be held May 23, 2022, the Company's Proxy Statement for the 2022 Annual Meeting of Shareholders and the Company's 2021 Annual Report to Shareholders are available at https://materials.proxyvote.com/747301 Please sign, date and mail your proxy card in the envelope provided as soon as possible. This proxy card is to vote shares of Class A Common Stock. ANNUAL MEETING OF SHAREHOLDERS OF QUAD/GRAPHICS, INC. N61 W23044 Harry's Way Sussex, Wisconsin 53089 ANNUAL MEETING OF SHAREHOLDERS To Be Held May 23, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints J. Joel Quadracci and Jennifer J. Kent, and each of them, as Proxies, each with full power of substitution, to represent and to vote as designated on the reverse side all of the shares, of Class A Common Stock of Quad/Graphics, Inc. held of record by the undersigned as of the close of business on March 17, 2022, at the Annual Meeting of Shareholders to be held on May 23, 2022, at 10:00 a.m., Central Time, or any adjournment or postponement thereof. (Continued and to be signed on reverse side.)

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D75725-P65294 ! ! ! For All Withhold All For All Except !! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please indicate if you plan to attend the meeting. THIS PROXY CARD IS FOR SHARES OF CLASS B COMMON STOCK ONLY. 1. Election of Directors Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. QUAD/GRAPHICS, INC. The Board of Directors recommends a vote FOR the election of directors. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees. The undersigned acknowledges receipt from the Company of the Notice of Annual Meeting of Shareholders to be held May 23, 2022, the Company's Proxy Statement for the 2022 Annual Meeting of Shareholders and the Company's 2021 Annual Report to Shareholders. 01) Mark A. Angelson 02) Douglas P. Buth 03) Kathryn Quadracci Flores 04) John C. Fowler 05) Stephen M. Fuller 06) Christopher B. Harned 07) J. Joel Quadracci 08) Jay O. Rothman 09) John S. Shiely Yes No C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC PO BOX 1342 BRENTWOOD, NY 11717 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

D75726-P65294 QUAD/GRAPHICS, INC. May 23, 2022 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2022 The Notice of Annual Meeting of Shareholders to be held May 23, 2022, the Company's Proxy Statement for the 2022 Annual Meeting of Shareholders and the Company's 2021 Annual Report to Shareholders are available at https://materials.proxyvote.com/747301 Please sign, date and mail your proxy card in the envelope provided as soon as possible. This proxy card is to vote shares of Class B Common Stock. ANNUAL MEETING OF SHAREHOLDERS OF QUAD/GRAPHICS, INC. N61 W23044 Harry's Way Sussex, Wisconsin 53089 ANNUAL MEETING OF SHAREHOLDERS To Be Held May 23, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints J. Joel Quadracci and Jennifer J. Kent, and each of them, as Proxies, each with full power of substitution, to represent and to vote as designated on the reverse side all of the shares, of Class B Common Stock of Quad/Graphics, Inc. held of record by the undersigned as of the close of business on March 17, 2022, at the Annual Meeting of Shareholders to be held on May 23, 2022, at 10:00 a.m., Central Time, or any adjournment or postponement thereof. (Continued and to be signed on reverse side.)